UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nielsen Holdings N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2011

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Nielsen Holdings N.V. to be held at 11:00 a.m. (Central European Time) on Tuesday, May 24, 2011, at the Sheraton Hotel, Schiphol Airport, located at Schiphol Boulevard 101, 1118 BG Amsterdam, the Netherlands.

The Board of Directors has fixed the close of business on April 26, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning the enclosed proxy card, or by attending the Annual Meeting in person.

Attached to this letter are the Notice of Annual Meeting, the Proxy Statement and the proxy card. We are also enclosing our Annual Report for the year ended December 31, 2010. These proxy materials are first being mailed to shareholders on or about April 27, 2011.

Thank you for your continued support of Nielsen Holdings N.V.

Sincerely,

David L. Calhoun

Chief Executive Officer and Director

PROXY VOTING METHODS

Shareholders holding shares of our common stock at the close of business on April 26, 2011 may vote their shares by proxy through the Internet, by telephone or by mail or by attending the Annual Meeting in person. For shares held through a bank, broker or other nominee, shareholders may vote by submitting voting instructions to the bank, broker or other nominee. To reduce our administrative and postage costs, we ask that shareholders vote through the Internet or by telephone, both of which are available 24 hours a day, seven days a week. Shareholders may revoke their proxies at the times and in the manners described on page 5 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker, bank or other nominee and are voting by proxy through the Internet, by telephone or by mail, your vote must be received by 11:59 p.m. (New York Time) on May 23, 2011 to be counted.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your proxy card in order to vote online.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the enclosed proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

NIELSEN HOLDINGS N.V.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Central European Time) on Tuesday, May 24, 2011.

PLACE	You will be able to attend the Annual Meeting in person at the Sheraton Hotel, Schiphol Airport, located at Schiphol Boulevard 101, 1118 BG Amsterdam, the Netherlands. If you plan to attend the annual meeting in person, you will need to bring the admission ticket included with your proxy card and photo identification.

ITEMS OF BUSINESS

1.           To discuss the annual report of the Board of Directors for the year ended December 31, 2010 required by Dutch law, to authorize the preparation of our Dutch statutory annual accounts and the annual report of the Board of Directors required by Dutch law, both for the year ended December 31, 2010, in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2010;

2.           To discharge the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2010;

3.           To elect the Executive and the Non-Executive Directors of the Board;

4.           To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;

5.           To appoint Ernst & Young Accountants LLP as our auditor who will audit the Dutch statutory annual accounts for the year ending December 31, 2011;

6.           To approve the extension of the authority of the Board of Directors to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of the right to acquire shares until May 24, 2016;

7.           To approve the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital until November 24, 2012 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

8.           To approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the rules of the Securities and Exchange Commission;

9.           To determine, in a non-binding, advisory vote, whether a shareholder vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission should occur every one, two or three years; and

10. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	April 26, 2011.

ANNUAL REPORT	A copy of our Annual Report is available at www.proxyvote.com and www.nielsen.com. You will need the 12-digit control number included on your proxy card in order to access the Annual Report on www.proxyvote.com.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

Whether or not you plan to attend the Annual Meeting, please vote electronically or by telephone or please sign and date the enclosed proxy card and return it promptly. If shares are held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee. You may revoke a previously delivered proxy at any time prior to the meeting. Any shareholder may vote at the Annual Meeting, thereby canceling any previous proxy, provided that if your shares are held through a bank, broker or other nominee you will need to obtain a proxy, executed in your favor, from the shareholder of record (bank, broker or other nominee) to be able to vote at the Annual Meeting.

By Order of the Board of Directors,

James W. Cuminale

Chief Legal Officer

This Notice of Annual Meeting, the Proxy Statement and the proxy card are being mailed on or about April 27, 2011.

General Information	1
Proposal No. 1—Adoption of Dutch Annual Accounts for 2010	7
Proposal No. 2—Discharge of Members of the Board of Directors From Liability Pursuant to Dutch Law	8
Proposal No. 3—Election of Directors	9
Nominees for Election to the Board of Directors	9
The Board of Directors and Certain Governance Matters	15
Director Independence and Independence Determinations	16
Leadership Structure	16
Board Committees and Meetings	17
Committee Membership	17
Audit Committee	17
Compensation Committee	18
Nomination and Corporate Governance Committee	18
Risk Oversight	19
Executive Sessions	19
Committee Charters and Corporate Governance Guidelines	19
Code of Conduct and Procedures for Reporting Concerns about Misconduct	19
Director Nomination Process	19
Communications with Directors	21
Executive Officers of the Company	21
Proposal No. 4—Ratification of Independent Registered Public Accounting Firm	24
Audit and Non-Audit Fees	24
Audit Committee Pre-Approval Policies and Procedures	24
Report of the Audit Committee	25
Proposal No. 5—Appointment of Auditor for the Dutch Annual Accounts	26
Proposal No. 6—Extension of Authority of the Board of Directors to Issue Shares, to Grant the Right to Acquire Shares and to Limit or Exclude Preemptive Rights Until May 24, 2016	27
Proposal No. 7—Extension of Authority of the Board of Directors to Repurchase up to 10% of Our Issued Share Capital Until November 24, 2012	28
Proposal No. 8—Non-Binding, Advisory Vote on Executive Compensation	29
Proposal No. 9—Non-Binding, Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation	30
Executive Compensation	31
Compensation Discussion and Analysis	31
Compensation Committee Report	36
Compensation Committee Interlocks and Insider Participation	36
Summary Compensation Table	37
Grants of Plan-Based Awards in 2010	38
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table	38
Outstanding Equity Awards at 2010 Fiscal Year End	42
Option Exercises and Stock Vested in 2010	43
Pension Benefits for 2010	43
Nonqualified Deferred Compensation for 2010	44
Potential Payments upon Termination or Change in Control	44
2006 Stock Acquisition and Option Plan	46
Stock Incentive Plan	46
Executive Annual Incentive Plan	52
Director Compensation	55
Equity Compensation Plan Information	57
Ownership of Securities	58
Section 16(a) Beneficial Ownership Reporting Compliance	63

Certain Relationships and Related Party Transactions	64
Shareholder Proposals for the 2012 Annual Meeting of Shareholders	68
Householding of Proxy Materials	69
Form 10-K	69
Other Business	69

Nielsen Holdings N.V.

PROXY STATEMENT

Annual Meeting of Shareholders

May 24, 2011

11:00 a.m. (Central European Time)

Sheraton Hotel, Schiphol Airport

Schiphol Boulevard 101, 1118 BG Amsterdam the Netherlands

GENERAL INFORMATION

Why am I being provided with these materials?

We have delivered printed versions of this Proxy Statement, the enclosed proxy card and our Annual Report for the year ended December 31, 2010 (together referred to as the “Proxy Materials”) to you by mail in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Nielsen Holdings N.V. (“Nielsen,” “we” or the “Company”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 24, 2011 (the “Annual Meeting”), and at any adjournments or postponements of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Banks, brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners.

You are invited to attend the Annual Meeting and vote your shares in person.

What will I need in order to attend the Annual Meeting?

Any shareholder can attend the Annual Meeting at the Sheraton Hotel, Schiphol Airport, located at Schiphol Boulevard 101, 1118 BG Amsterdam, the Netherlands. The meeting will start at 11:00 a.m. (Central European Time). Shareholders may vote and submit questions while attending the Annual Meeting. In order to attend the Annual Meeting, you must bring photo identification along with the admission ticket included with your proxy card. A person who wishes to exercise the right to vote and to attend the Annual Meeting shall sign the attendance list prior to the meeting, stating his or her name, the name(s) of the person(s) for whom he or she acts as proxy, the number of shares he or she is representing and, as far as applicable, the number of votes he or she is able to cast. You may vote shares held through a bank, broker or other nominee at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What am I voting on?

There are 9 proposals scheduled to be voted on at the Annual Meeting:

(1)	To authorize the preparation of our Dutch Annual Accounts and Dutch Annual Report (both as defined below) for the year ended December 31, 2010 in the English language and to adopt our Dutch Annual Accounts for the year ended December 31, 2010;

(2)	To discharge the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2010;

(3)	To elect the Executive and the Non-Executive Directors of the Board listed in this Proxy Statement;

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;

(5)	To appoint Ernst & Young Accountants LLP as our auditor who will audit the Dutch Annual Accounts for the year ending December 31, 2011;

(6)	To approve the extension of the authority of the Board of Directors to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of the right to acquire shares until May 24, 2016;

(7)	To approve the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital until November 24, 2012 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

(8)	To approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission (the “SEC”); and

(9)	To determine, in a non-binding, advisory vote, whether a shareholder vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed pursuant to the SEC rules should occur every one, two or three years.

The shareholders may also vote at the Annual Meeting on such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote?

Holders of shares of the Company’s common stock as of the close of business on April 26, 2011 (the “Record Date”) may vote at the Annual Meeting.

What constitutes a quorum?

There is no minimum requirement in order to establish a quorum at the Annual Meeting for the transaction of business.

How many votes do I have?

Shareholders holding shares of our common stock at the close of business on April 26, 2011 are entitled to one vote at our Annual Meeting for each share of our common stock held by them. We have approximately 358,237,349 shares of common stock outstanding.

How many votes are required to approve each proposal?

Directors will be appointed by the majority of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and from the list of nominees presented herein. Shareholders may also appoint directors without the prior nomination by the Board of Directors by way of a shareholders’ resolution adopted with a majority of at least two-thirds of the votes cast, representing more than one-half of our capital stock. If such quorum is not met at the Annual Meeting, a second meeting may be called for the purpose of appointing directors without the prior nomination by the Board of Directors. At that second meeting, and any subsequent meeting for the same purpose, the same majority and quorum requirements still apply. There is no cumulative voting.

A majority of the votes cast is also required for the adoption of the Dutch Annual Accounts, the discharge of members of the Board of Directors from liability pursuant to Dutch law, the appointment of the auditors who will audit the Dutch Annual Accounts and the extension of the authority of the Board of Directors to repurchase shares.

A majority of the votes cast is also required for the ratification of the appointment of the independent registered public accounting firm, the approval of the compensation paid to our named executive officers and whether the vote to approve the compensation paid to our named executive officers will occur every one, two or three years. It is important to note that these three proposals are all non-binding and advisory. Therefore, the Company and/or the Board of Directors may determine to act in a manner inconsistent with the outcomes of such proposals.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Board of Directors to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights.

How are votes counted?

Abstentions: With respect to Proposals No. 1 through 8, votes may be cast in favor of or against or you may abstain from voting. With respect to Proposal No. 9, votes may be cast for one, two or three years or you may abstain from voting. If you intend to abstain from voting for any director nominee or proposal, you will need to check the abstention box for such director nominee or proposal, in which case your vote will not have any effect on the outcome of the election of such director nominee or on the outcome of such proposal.

Broker Non-Votes: Broker non-votes occur when shares held by a bank, broker or other nominee are not voted with respect to a proposal because (1) the bank, broker or other nominee has not received voting instructions from the shareholder who beneficially owns the shares and (2) the bank, broker or other nominee lacks the authority to vote the shares at its/his/her discretion.

Abstentions and broker “non-votes” will not affect the voting results.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein (Proposal No. 3), “FOR” Proposals Nos. 1, 2, 4, 5, 6, 7 and 8 and for “THREE YEARS” with respect to Proposal No. 9, as recommended by the Board of Directors, and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted on, in each case as indicated on the proxy card.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. (the “Inspectors of Election”) will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•

“FOR” the authorization of the preparation of our Dutch Annual Accounts and Dutch Annual Report for the year ended December 31, 2010 in the English language and the adoption of our Dutch Annual Accounts for the year ended December 31, 2010;

•	“FOR” the discharge of the members of the Board from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2010;

•	“FOR” each of the nominees to the Board of Directors set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	“FOR” the appointment of Ernst & Young Accountants LLP as our auditor who will audit the Dutch Annual Accounts for the year ending December 31, 2011;

•

“FOR” the approval of the extension of the authority of the Board of Directors to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of the right to acquire shares until May 24, 2016;

•

“FOR” the approval of the extension of the authority of the Board of Directors to repurchase up to 10% of our issued share capital until November 24, 2012 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

•	“FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC rules; and

•	“THREE YEARS” with respect to how frequently a shareholder vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed pursuant to the SEC rules.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record on April 26, 2011, you may vote by granting a proxy:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit Control Number included on your proxy card in order to vote by telephone.

•

By Mail—By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

For shares held in “street name,” you may vote by submitting voting instructions to your bank, broker or nominee.

Internet and telephone voting facilities will close at 11:59 p.m. (New York Time) on May 23, 2011 for the voting of shares held by shareholders of record or held in “street name.”

Mailed proxy cards with respect to shares held of record or in “street name” must be received no later than May 23, 2011.

May I vote at the Annual Meeting rather than by proxy?

Although we encourage you to vote through the Internet or the telephone or to complete and return a proxy card prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

All holders of common stock as of April 26, 2011, including shareholders of record and shareholders who hold their shares through banks, brokers, other nominees or any other holders of record as of April 26, 2011, are invited to attend the Annual Meeting. If you plan to attend the Annual Meeting, please bring the admission ticket included with your proxy card and photo identification. If your shares are held in the name of a bank, broker or other nominee, please also bring with you a letter (and a legal proxy if you wish to vote your shares) from the bank, broker or other nominee confirming your ownership as of the record date, which is April 26, 2011. Failure to bring such a letter may delay your ability to attend or prevent you from attending the meeting.

What does it mean if I receive more than one set of Proxy Materials on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 23, 2011;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (New York Time) on May 23, 2011;

•	Submitting a properly signed proxy card with a later date that is received no later than May 23, 2011; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Annual Meeting in person, provided that if your shares are held in “street name” you will need to obtain a proxy, executed in your favor, from the shareholder of record (bank, broker or other nominee) to be able to vote at the Annual Meeting.

We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the Annual Meeting. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual shareholders are mailed or returned directly to the Inspectors of Election and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

•	as needed to permit the Inspectors of Election to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Company information and mailing address

Nielsen Holdings N.V. is a Dutch public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. On January 21, 2011, Nielsen Holdings B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, was converted into a Dutch public company with limited liability (naamloze vennootschap) and its name was changed to Nielsen Holdings N.V., which is referred to herein as the “Conversion.” On January 31, 2011, we completed the initial public offering of shares of our common stock (the “IPO”). Our common stock trades on the New York Stock Exchange under the symbol “NLSN.” Our principal executive offices are located at 770 Broadway, New York, NY 10003. Our telephone number is 1 (646) 654-5000. Our website address is www.nielsen.com. Information on our website is not incorporated into this Proxy Statement.

The terms “Company,” “Nielsen,” “we,” “our” or “us,” as used herein, refer to Nielsen Holdings B.V. prior to the Conversion and to Nielsen Holdings N.V. upon and after the Conversion, unless otherwise stated or indicated by context. The term “TNC B.V.,” as used herein, refers to The Nielsen Company B.V., a subsidiary of Nielsen.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 24, 2011:

This Proxy Statement and our Annual Report for the year ended December 31, 2010 are available at www.proxyvote.com and www.nielsen.com. You will need the 12-digit control number included on your proxy card in order to access the proxy materials on www.proxyvote.com.

The Annual Meeting will be held at 11:00 a.m. (Central European Time) on Tuesday, May 24, 2011, at the Sheraton Hotel, Schiphol Airport, located at Schiphol Boulevard 101, 1118 BG Amsterdam. Directions to the Sheraton Hotel, Schiphol Airport can be found on the hotel website (www.sheraton.nl).

PROPOSAL NO. 1—ADOPTION OF DUTCH ANNUAL ACCOUNTS FOR 2010

At the Annual Meeting, you will be asked to authorize the preparation of our Dutch Annual Accounts and Dutch Annual Report for the year ended December 31, 2010 in the English language and to adopt our Dutch statutory annual accounts, as required under Dutch law and our Articles of Association (the “Dutch Annual Accounts”), for the year ended December 31, 2010.

Our Dutch Annual Accounts are prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), and Dutch law. The annual report of the Board of Directors for the year ended December 31, 2010, as required by Dutch law (the “Dutch Annual Report”), contains information included in our annual report on Form 10-K and other information required by Dutch law. A copy of the Dutch Annual Accounts can be accessed through our website, www.nielsen.com, and may be obtained free of charge by request to our office at Diemerhof 2, 1112 XL Diemen, The Netherlands and at our offices at 40 Danbury Road, Wilton, Connecticut 06897, United States of America.

The affirmative vote of the majority of the votes cast at the annual meeting is required to adopt our Dutch Annual Accounts for the year ended December 31, 2010 and to authorize the preparation of our Dutch Annual Accounts and Dutch Annual Report for the year ended December 31, 2010 in the English language.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF OUR DUTCH ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2010 AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH ANNUAL ACCOUNTS AND DUTCH ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2010 IN THE ENGLISH LANGUAGE.

PROPOSAL NO. 2—DISCHARGE OF MEMBERS OF THE BOARD OF DIRECTORS FROM LIABILITY PURSUANT TO DUTCH LAW

Under Dutch law, at the Annual Meeting, shareholders may discharge the members of the Board of Directors from liability in respect of the exercise of their duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Board of Directors from liability in respect of the exercise of their duties during 2010.

The affirmative vote of the majority of the votes cast at the Annual Meeting is required to so discharge the members of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS FROM LIABILITY PURSUANT TO DUTCH LAW IN RESPECT OF THE EXERCISE OF THEIR DUTIES DURING THE YEAR ENDED DECEMBER 31, 2010.

PROPOSAL NO. 3—ELECTION OF DIRECTORS

Our Articles of Association provides that our Board of Directors will consist of one or more executive directors and one or more non-executive directors. The number of executive and non-executive directors is determined from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at fifteen. Acting upon the recommendation of its Nomination and Corporate Governance Committee, our Board has nominated the fifteen persons identified herein for election as directors, to hold office until the end of the next annual meeting of shareholders and the election and qualification of their successors or until resignation. Action will be taken at the Annual Meeting for the election of these nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of these fifteen nominees, except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Nominees for Election to the Board of Directors

The following information describes the names, ages as of March 31, 2011 and biographical information of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Ownership of Securities.”

Name	Age	Principal Occupation and Other Information
David L. Calhoun	53	Mr. Calhoun has been the Chief Executive Officer of Nielsen since May 2010 and the Executive Director of Nielsen since the IPO. Mr. Calhoun also serves as Chairman of the Executive Board and Chief Executive Officer of TNC B.V., a position he has held since September 2006. Prior to joining Nielsen, Mr. Calhoun was a Vice Chairman of the General Electric Company and President and CEO of GE Infrastructure, the largest of GE’s six business segments and comprised of Aviation, Energy, Oil & Gas, Transportation, and Water & Process Technologies, as well as GE’s Commercial Aviation Services and Energy Financial Services businesses. From 2003 until becoming a Vice Chairman of GE and President and CEO of GE Infrastructure in 2005, Mr. Calhoun served as President and CEO of GE Transportation, which is made up of GE’s Aircraft Engines and Rail businesses. Prior to joining Aircraft Engines in July 2000, Mr. Calhoun served as President and CEO of Employers Reinsurance Corporation from 1999 to 2000; President and CEO of GE Lighting from 1997 to 1999; and President and CEO of GE Transportation Systems from 1995 to 1997. From 1994 to 1995, he served as President of GE Plastics for the Pacific region. Mr. Calhoun joined GE upon graduation from Virginia Polytechnic Institute in 1979. Mr. Calhoun serves on the boards of The Boeing Company and Medtronic, Inc.

Name	Age	Principal Occupation and Other Information
James A. Attwood, Jr.	52

Mr. Attwood has been a non-executive director of Nielsen since June 2006. Mr. Attwood has also served as a member of the Supervisory Board of TNC B.V. since July 28, 2006. Mr. Attwood is a Managing Director of The Carlyle Group and Head of the Global Telecommunications and Media Group. Prior to joining The Carlyle Group in 2000, Mr. Attwood was with Verizon Communications, Inc. and GTE Corporation. Prior to GTE, he was

with Goldman, Sachs & Co. Mr. Attwood serves as a member of the Boards of Directors of Syniverse Holdings, Inc., CoreSite Realty Corporation and Insight Communications, Inc. Mr. Attwood graduated summa cum laude from Yale University with a B.A. in applied mathematics and an M.A. in statistics and received both J.D. and M.B.A. degrees from Harvard University.

Richard J. Bressler	53	Mr. Bressler has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Bressler has also served as a member of the Supervisory Board of TNC B.V. since July 28, 2006. Mr. Bressler joined Thomas H. Lee Partners, L.P. as a Managing Director in 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Before joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media and Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Warner Inc., Mr. Bressler was a partner with Ernst & Young. Mr. Bressler serves on the boards of Warner Music Group Corp., Gartner, Inc. and CC Media Holdings, Inc. and during the past five years has been a director of American Media Operations, Inc. He is also a Board Observer for Univision Communications, Inc. In addition, he serves as Chairman for the Center for Communication Board, the Duke University Fuqua School of Business Board of Visitors, New School University Board of Trustees, the J.P. Morgan Chase National Advisory Board and the Columbia University School of Arts Deans’ Council. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Simon E. Brown	40	Mr. Brown has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Brown has also served as a member of the Supervisory Board of TNC B.V. since February 9, 2009. Mr. Brown is a member of KKR Management LLC, the general partner of KKR & Co. L.P. (prior to that, he was a member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P.), where he heads the Consumer Products & Services Team. Prior to joining KKR in 2003, Mr. Brown was with Madison Dearborn Partners, Thomas H. Lee Company and Morgan Stanley Capital Partners, where he was involved in a broad range of private equity transactions. He holds a B.Com, First Class Honours, from Queen’s University and an M.B.A. with High Distinction, Baker Scholar, John L. Loeb Fellow, from Harvard Business School.

Name	Age	Principal Occupation and Other Information
Michael S. Chae	42	Mr. Chae has been a non-executive director of Nielsen since June 2006. Mr. Chae has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Chae is a Senior Managing Director of the Private Equity Group of The Blackstone Group, of which he is also the Head of Private Equity for Asia/Pacific and the Global Head of Media and Communications Investments. Prior to joining The Blackstone Group in 1997, Mr. Chae was with The Carlyle Group and prior to that he was with Dillon, Read & Co. Mr. Chae is currently a director of Hilton Hotels, Michaels Stores, The Weather Channel Companies and Universal Orlando and a member of the Board of Trustees of the Lawrenceville School. Mr. Chae graduated magna cum laude from Harvard College, received an M.Phil from Cambridge University and received a J.D. from Yale Law School.

Patrick Healy	44	Mr. Healy has been a non-executive director of Nielsen since June 2006. Mr. Healy has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Healy is Deputy CEO of Hellman & Friedman LLC. He is a member of the firm’s Investment Committee and leads the firm’s London office and international activities. Prior to joining Hellman & Friedman in 1994, Mr. Healy was employed by James D. Wolfensohn Incorporated and Consolidated Press Holdings in Australia. Mr. Healy is currently a director of Mondrian Investment Partners Ltd., Gartmore Investment Management Limited and Gaztransport et Technigaz S.A.S. Mr. Healy graduated from Harvard College and earned an MBA from the Harvard Business School.

Karen M. Hoguet	54	Ms. Hoguet has been a non-executive director of Nielsen since its IPO in January 2011. Ms. Hoguet has also served as a member of The Supervisory Board of TNC B.V. since November 18, 2010. She has been the Chief Financial Officer of Macy’s Inc. since February 2009; she previously served as Executive Vice President and Chief Financial Officer of Macy’s from June 2005 to February 2009. Ms. Hoguet served as Senior Vice President and Chief Financial Officer of Macy’s from October 1997 to June 2005. Ms. Hoguet graduated from Brown University and earned an MBA from Harvard Business School.

Name	Age	Principal Occupation and Other Information
James M. Kilts	63	Mr. Kilts has been a non-executive director and Chairman of the Board of Nielsen since its IPO in January 2011. Mr. Kilts has also served as a member of the Supervisory Board of TNC B.V. since November 23, 2006 and has served as Chairman of the Supervisory Board of TNC B.V. from May 21, 2009. Mr. Kilts is a founding partner of Centerview Partners, whose affiliates invest in the Company and its parent entity, Valcon Acquisition Holding (Luxembourg) S.à r.l. Prior to joining Centerview Partners, Mr. Kilts was Vice Chairman of the Board of The Procter & Gamble Company. Mr. Kilts was formerly Chairman of the Board, Chief Executive Officer and President of The Gillette Company before the company’s merger with Procter & Gamble in October 2005. Prior to Gillette, Mr. Kilts had served at different times as President and Chief Executive Officer of Nabisco, Executive Vice President of the Worldwide Food Group of Philip Morris, President of Kraft USA and Oscar Mayer, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. A graduate of Knox College, Galesburg, Illinois, Mr. Kilts earned a Masters of Business Administration degree from the University of Chicago. Mr. Kilts is currently a member of the Board of Directors of MetLife, MeadWestvaco and Pfizer. He is also a member of the Board of Overseers of Weill Cornell Medical College. Mr. Kilts serves on the Board of Trustees of Knox College and the University of Chicago and is a member of the Advisory Council of the University of Chicago Booth School of Business.

Iain Leigh	54	Mr. Leigh has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Leigh has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Leigh is a Managing Partner and Head of the United States office of AlpInvest Partners. Prior to joining AlpInvest Partners in 2000, Mr. Leigh was Managing Investment Partner of Dresdner Kleinwort Benson Private Equity and a member of the Executive Committee of the firm’s global private equity business. Prior to that, he led the Restructuring Department within Kleinwort Benson’s Investment Banking division focusing on U.S. leveraged buy-outs and venture capital investments. Before moving to the United States, Mr. Leigh held a number of senior operating positions in Kleinwort Benson in Western Europe and Asia. Mr. Leigh is a Fellow of the Chartered Association of Certified Accountants, United Kingdom, and holds a Master’s degree in Business Administration from Brunel University, England.

Name	Age	Principal Occupation and Other Information
Eliot P.S. Merrill	40	Mr. Merrill has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Merrill has also served as a member of the Supervisory Board of TNC B.V. since February 4, 2008. Mr. Merrill is a Managing Director of The Carlyle Group, based in New York. Prior to joining The Carlyle Group in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. and, before that, at Doyle Sailmakers, Inc. Mr. Merrill holds an A.B. Degree from Harvard College. Mr. Merrill is a member of the Board of Directors of AMC Entertainment Inc.

Alexander Navab	45	Mr. Navab has been a non-executive director of Nielsen since June 2006. Mr. Navab has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Since October 2009, Mr. Navab has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. (prior to that, he was a member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P.), where he is co-head of North American Private Equity and heads the Media and Communications Industry Team. Prior to joining KKR in 1993, Mr. Navab was with James D. Wolfensohn Incorporated and prior to that he was with Goldman, Sachs & Co. Mr. Navab is currently a director of Visant. Mr. Navab received a B.A. with Honors, Phi Beta Kappa, from Columbia College and an M.B.A. with High Distinction from the Harvard Graduate School of Business Administration.

Robert Pozen	64	Mr. Pozen has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Pozen has also served as a member of the Supervisory Board of TNC B.V. since May 1, 2010. Effective July 1, 2010, Mr. Pozen is Chairman Emeritus of MFS Investment Management. Prior to that, he was Chairman of MFS Investment Management since February 2004. He previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts in 2003. Mr. Pozen was also the John Olin Visiting Professor, Harvard Law School from 2002-2004 and the chairman of the SEC Advisory Committee on Improvements to Financial Reporting from 2007-2008. From 1987 through 2001, Mr. Pozen worked for Fidelity Investments in various jobs, serving as President of Fidelity Management and Research Co. from 1997 through 2001. He is currently a director of Medtronic, Inc. and was a director of BCE, Inc. until February 2009. He is a senior lecturer at Harvard Business School, an advisor to Gelesis, a private biotech company, a trustee of the MFS group of mutual funds and a director of the Commonwealth Fund and the Harvard Neuro-Discovery Center.

Name	Age	Principal Occupation and Other Information
Robert Reid	38	Mr. Reid has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Reid has also served as a member of the Supervisory Board of TNC B.V. since September 22, 2009. Mr. Reid is a Senior Managing Director in the Corporate Private Equity group at The Blackstone Group. Prior to joining Blackstone in 1998, Mr. Reid worked at the Investment Banking Division at Morgan Stanley & Co. Mr. Reid received an AB in Economics from Princeton University where he graduated magna cum laude.

Scott A. Schoen	52	Mr. Schoen has been a non-executive director of Nielsen since June 2006. Mr. Schoen has also served as a member of the Supervisory Board of TNC B.V. since June 13, 2006. Mr. Schoen is Vice-Chairman of Thomas H. Lee Partners, L.P. From 2003 through 2009, Mr. Schoen was Co-President of Thomas H. Lee Partners, which he first joined in 1986. Prior to that, he began his career at Goldman, Sachs & Co. During the past five years, Mr. Schoen was a director of Simmons Company and Spectrum Brands, Inc. He is a trustee of the Spaulding Rehabilitation Hospital Network and Partners Continuing Care, Chairman of the Advisory Board of the Massachusetts General Hospital Center for Regenerative Medicine, and a director of Share our Strength and United States 4 Kids. Mr. Schoen received a B.A. in History from Yale University, a J.D. from Harvard Law School and an M.B.A. from Harvard Graduate School of Business Administration. Mr. Schoen is a member of the New York Bar.

Javier G. Teruel	60	Mr. Teruel has been a non-executive director of Nielsen since its IPO in January 2011. Mr. Teruel has also served as a member of the Supervisory Board of TNC B.V. since August 13, 2010. He is a Partner of Spectron Desarrollo, SC, an investment management and consulting firm; Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions; Director of The Pepsi Bottling Group, Inc. from 2007 to 2010; Director of Starbucks Corporation and a Director of JCPenney since 2008.

The nominees for election to the Board of Directors named above are hereby proposed for approval by the shareholders, as follows: Mr. Calhoun as an Executive Director and Messrs. Attwood, Bressler, Brown, Chae, Healy, Kilts, Leigh, Merrill, Navab, Pozen, Reid, Schoen and Teruel and Ms. Hoguet, each as a Non-Executive Director.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

AlpInvest Partners, The Blackstone Group, The Carlyle Group, Centerview Partners, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners (collectively referred to in this Proxy Statement as the “Sponsors”) own a majority of our outstanding common stock and are party to a shareholders’ agreement described under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.” Accordingly, we are a “controlled company” under the corporate governance rules of the NYSE. As a controlled company, we are eligible for exemptions from some of the requirements of these rules, including the requirements (i) that a majority of our board of directors consist of independent directors, (ii) that we have a nomination and corporate governance committee and a compensation committee, which are each composed entirely of independent directors and governed by a written charter addressing the committee’s purpose and responsibilities and (iii) for annual performance evaluations of the nomination and governance committee and the compensation committee. We utilize, and intend to continue to utilize, some or all of these exemptions for so long as the Sponsors or any other person or entity continues to own a majority of our outstanding voting stock. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

The number of our executive and non-executive directors is determined by the board of directors from time to time. We remain controlled by the Sponsors and they continue to control the election of members of the board of directors subject to binding nominations made by the board of directors, which in turn are made based on recommendations by the nomination and corporate governance committee. Pursuant to the amended and restated shareholders’ agreement entered into in connection with the IPO, each of the Sponsors initially has a right to nominate for appointment the following number of directors: one director from AlpInvest Partners, two from The Blackstone Group, two from The Carlyle Group, one from Hellman & Friedman, two from Kohlberg Kravis Roberts & Co., two from Thomas H. Lee Partners and one from Centerview, who must be Mr. Kilts. As our Sponsors’ ownership in our Company decreases, the number of directors whom they may designate will also decrease. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.”

The members of our board of directors may be suspended or dismissed at any time at the general meeting of shareholders. If a resolution to suspend or dismiss a director is proposed by the board, such resolution may be adopted by a majority of the votes validly cast. If no such proposal is made by the board, then a director may be suspended or dismissed by the general meeting by at least a two-third majority of the votes cast, provided such majority represents more than half of our issued share capital.

Our chief executive officer and executive director is expected to be responsible for the day-to-day management of the Company. Our non-executive directors are expected to supervise our chief executive officer and executive director and our general affairs and to provide general advice to the chief executive officer and executive director. The non-executive directors perform those acts that are delegated to them pursuant to our articles of association or by our board regulations. One of the non-executive directors, Mr. Kilts, is the chairman of the board.

Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. Our directors are expected to be appointed for one year and will be re-electable each year at the annual general meeting of shareholders.

Our board of directors has adopted board regulations governing its performance, its decision making, its composition, the tasks and working procedure of the committees and other matters relating to the board of directors, the chief executive officer, the non-executive directors and the committees established by the board of directors. In accordance with our board regulations, resolutions of our board of directors will be adopted by a simple majority of votes cast in a meeting at which at least the majority of its members is present or represented.

Director Independence and Independence Determinations

The Board of Directors must make an affirmative determination at least annually as to the independence of each director. A director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Heightened independence standards apply to members of the Audit Committee.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board is also responsible for determining affirmatively, as to each independent director, that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board will broadly consider all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The categorical standards set forth in our Corporate Governance Guidelines are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be material.

The Board of Directors undertook its annual review of director independence. As a result of this review, the Board of Directors affirmatively determined that each of Messrs. Pozen and Teruel and Ms. Hoguet is independent for purposes of Rule 10A-3(b)(i) of the Exchange Act of 1934 (the “Exchange Act”), Section 303A.02 of the NYSE listing rules and under our Corporate Governance Guidelines.

Leadership Structure

Under our Corporate Governance Guidelines, the board must select from its members its chairperson and the Company’s Chief Executive Officer in any way it considers in the best interests of the Company. Pursuant to our Amended and Restated Articles of Association, a non-executive director must be appointed as the chairperson of the board. Accordingly, Mr. Calhoun serves as our Chief Executive Officer and Executive Director, while Mr. Kilts serves as our Chairman. Our Board currently believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Kilts’ attention to Board and Committee matters allows Mr. Calhoun to focus more specifically on overseeing the Company’s day-to-day operations as well as strategic opportunities and planning.

Board Committees and Meetings

Our Board of Directors has established the following Committees: an Audit Committee, a Compensation Committee and a Nomination and Corporate Governance Committee. The composition and responsibilities of each Committee are described below. Members serve on these Committees until their resignation or until otherwise determined by our Board of Directors.

	Audit Committee	Compensation Committee	Nomination and Corporate Governance Committee
James A. Attwood, Jr.		✓	✓

Richard J. Bressler	✓, Chairman

Michael S. Chae		✓, Chairman	✓

Patrick Healy		✓	✓

Karen M. Hoguet	✓	✓

Alexander Navab		✓	✓

Robert Pozen	✓		✓, Chairman

Scott A. Schoen		✓	✓

Javier G. Teruel	✓	✓

Pursuant to our Corporate Governance Guidelines, all Directors are expected to make every effort to attend all meetings of the Board and meetings of the Committees of which they are members. Directors are encouraged to attend board meetings and meetings of committees of which they are members in person, but may also attend such meetings by telephone or video conference.

During the year ended December 31, 2010, the Board took all action by written consent. The Committees of the Board of Directors were established in connection with the IPO in January 2011. Due to the timing of the IPO, no Committee meetings were held in 2010.

In accordance with our Corporate Governance Guidelines, the CEO and any other executive directors are expected to attend the annual general meeting and each extraordinary general meeting of shareholders. All non-executive directors are also encouraged (but not required) to attend the annual general meeting and each extraordinary general meeting of shareholders. Nielsen had four shareholder meetings in 2010. None of the directors attended the annual general meeting held in 2010.

Committee Membership

Audit Committee

Our Audit Committee consists of Messrs. Bressler, Pozen, Teruel and Ms. Hoguet, with Mr. Bressler serving as Chairman. The Board of Directors has determined that each of Messrs. Pozen and Teruel and Ms. Hoguet meets the definition of “independent director” under the NYSE listing rules, Rule 10A-3(b)(i) of the Exchange Act and the categorical standards of director independence under our Corporate Governance Guidelines. The Board of Directors has elected to rely upon the transition periods applicable to initial public offerings, but we expect that the audit committee will consist entirely of independent directors within one year of the completion of our IPO in January 2011. The Board of Directors has determined that each of Messrs. Bressler, Pozen and Teruel and Ms. Hoguet qualifies as an “audit committee financial expert” as defined by applicable SEC regulations and meets the financial literacy and expertise requirements of the NYSE.

Our Audit Committee supervises and monitors our financial reporting, risk management program and compliance with relevant legislation and regulations. It oversees the preparation of our financial statements, our financial reporting process, our system of internal controls and risk management, our internal and external audit process and our internal and external auditor’s qualifications, independence and performance. Our Audit Committee also reviews our annual and interim financial statements and other public disclosures prior to publication. Our Audit Committee appoints our external auditors, subject to shareholder vote as may be required under Dutch law, and oversees the work of the external and internal audit functions, providing compliance oversight, preapproval of all audit engagement fees and terms, preapproval of audit and permitted non-audit services to be provided by the external auditor, establishing auditing policies, discussing the results of the annual audit, critical accounting policies, significant financial reporting issues and judgments made in connection with the preparation of the financial statements and related matters with the external auditor and reviewing earnings press releases and financial information provided to analysts and ratings agencies.

Compensation Committee

Our Compensation Committee consists of Messrs. Chae, Attwood, Healy, Navab, Schoen, Teruel and Ms. Hoguet, with Mr. Chae serving as Chairman. As a “controlled company”, we are not required to have a compensation committee comprised entirely of independent directors. Our Board of Directors has affirmatively determined that each of Mr. Teruel and Ms. Hoguet meets the definition of “independent director” for purposes of the NYSE listing rules and the categorical standards of director independence under our Corporate Governance Guidelines, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. In addition, we have established a sub-committee of our compensation committee consisting of Mr. Teruel and Ms. Hoguet for purposes of granting awards under the Nielsen Holdings 2010 Stock Incentive Plan.

Our compensation committee is responsible for setting, reviewing and evaluating compensation, and related performance and objectives, of our senior management team. It is also responsible for recommending to the board of directors the compensation package for our chief executive officer, with due observance of the compensation policy adopted by the general meeting of shareholders. It reviews employment contracts entered into with our chief executive officer, makes recommendations to our board of directors with respect to major employment-related policies and oversees compliance with our employment and compensation-related disclosure obligations under applicable laws.

In fulfilling its responsibilities, the compensation committee is entitled to delegate any or all of its responsibilities to a subcommittee of the compensation committee. The compensation committee may delegate to one or more officers of the Company the authority to make grants and awards of cash or options or other equity securities to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plans as the compensation committee deems appropriate and in accordance with the terms of such plan; provided that such delegation is in compliance with the relevant plan and subject to the laws of the Netherlands and the Company’s articles of association.

Nomination and Corporate Governance Committee

Our Nomination and Corporate Governance Committee consists of Messrs. Pozen, Attwood, Chae, Healy, Navab and Schoen, with Mr. Pozen serving as Chairman. The Board of Directors has determined that Mr. Pozen meets the definition of “independent director” under the NYSE listing rules and the categorical standards of director independence under our Corporate Governance Guidelines. As a “controlled company”, we are not required to have a nomination and corporate governance committee comprised entirely of independent directors.

Our Nomination and Corporate Governance Committee determines selection criteria and appointment procedures for members of our board of directors, periodically assesses the scope and composition of our board of directors and evaluates the performance of its individual members, among other responsibilities.

Risk Oversight

Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, Compensation and Nomination and Corporate Governance Committees to ensure effective and efficient oversight of the Company’s activities and to assist in proper risk management and the ongoing evaluation of management controls. The Senior Vice President of Corporate Audit reports functionally and administratively to the Company’s Chief Financial Officer and directly to the Audit Committee. The Company believes that the board’s leadership structure provides appropriate risk oversight of the Company’s activities given the controlling interests held by its shareholders.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, to ensure free and open discussion and communication among the non-executive directors of the Board, the non-executive directors will meet regularly with no members of management or any executive director present. The Chairperson will preside at such meetings. Independent directors will meet in a private session that excludes management and directors affiliated with the Company at least once a year. Due to the timing of our IPO in January 2011, the non-executive directors did not meet in an executive session in 2010.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board of Directors’ views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board of Directors to ensure that they effectively promote the best interests of the Company, its shareholders and other relevant stakeholders and that they comply with all applicable laws, regulations and stock exchange requirements, in addition to the Amended and Restated Articles of Association and Board regulations. Our Corporate Governance Guidelines, our Committee charters and other corporate governance information are available on the Corporate Governance page of our website at www.nielsen.com. To view them, click on About Us: Investor Relations: Corporate Governance.

Code of Conduct and Procedures for Reporting Concerns about Misconduct

We maintain a Code of Conduct and Procedures for Reporting Concerns about Misconduct (the “Code of Conduct”), which is applicable to all of our directors, officers, employees and independent contractors who act for the Company. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws and ethical conduct. The Company will promptly disclose to our shareholders, if required by applicable laws, any waivers of the Code of Conduct granted to officers by posting such information on our website rather than by filing a Current Report on Form 8-K.

The Code of Ethics may be found on our website at www.nielsen.com under About Us: Investor Relations: Corporate Governance: Code of Conduct.

Director Nomination Process

The board of directors seeks to ensure that the board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the board to satisfy its oversight responsibilities effectively. More specifically, in identifying candidates for membership on the board, the Nomination and Corporate Governance Committee takes into account (1) threshold individual qualifications, such as strength of character, mature judgment and industry knowledge or experience and (2) all other factors it considers appropriate, including alignment with our shareholders. In addition, subject to the contractual obligations of our Shareholders’ Agreement, the board maintains a formal diversity policy governing the nomination of its members as described below.

When determining whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our board to satisfy its oversight responsibilities effectively in light of our business and structure, our board focused primarily on our directors’ valuable contributions to our success in recent years and on the information discussed in the biographies set forth under “Proposal No. 3—Election of Directors—Nominees for Election to the Board of Directors.” In particular, Mr. Calhoun was selected to serve as the Executive Director because of his role as our Chief Executive Officer, the management perspective he brings to board deliberations and his extensive management expertise at public companies. Mr. Attwood was selected to serve as a director in light of his affiliation with The Carlyle Group, his financial expertise, his background in the telecommunications and media industries as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Bressler was selected to serve as a director in light of his affiliation with Thomas H. Lee Partners, his financial and accounting expertise, his extensive experience in the media industry as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Brown was selected to serve as a director in light of his affiliation with Kohlberg Kravis Roberts & Co., his financial expertise as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Chae was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Healy was selected to serve as a director in light of his affiliation with Hellman & Friedman, his financial expertise as well as his significant experience in working with companies controlled by private equity sponsors. Ms. Hoguet was selected to serve as a director in light of her familiarity with financial reporting, her prior public-company board experience, her experience in the retail industry and her financial and commercial acumen and insight. Mr. Kilts was selected to serve as a director in light of his experience as a public company CEO, his significant experience in the consumer packaged goods industry and financial expertise. Mr. Leigh was selected to serve as a director in light of his affiliation with AlpInvest Partners, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Merrill was selected to serve as a director in light of his affiliation with The Carlyle Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Navab was selected to serve as a director in light of his affiliation with Kohlberg Kravis Roberts & Co., his financial expertise, his background in the media and communications industries as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Pozen was selected to serve as a director in light of his familiarity with financial reporting, his experience as a director of other companies, his work in the investment management industry and his financial and commercial acumen and insight. Mr. Reid was selected to serve as a director in light of his affiliation with The Blackstone Group and his financial expertise as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Schoen was selected to serve as a director in light of his affiliation with Thomas H. Lee Partners, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Teruel was selected to serve as a director in light of his significant experience in the consumer packaged goods industry and his financial and commercial expertise.

In accordance with our Amended and Restated Articles of Association and our Advance Notice Policy, shareholders may request that director nominees submitted by such shareholders be included in the agenda of our annual meeting of shareholders through the process described under “Shareholder Proposals for the 2012 Annual Meeting of Shareholders.” The Nomination and Corporate Governance Committee will consider director candidates recommended by shareholders. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholders is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

In 2010, we engaged Heidrick & Struggles to assist in the identification of new Board members.

Diversity Policy

In accordance with the Dutch Corporate Governance Code, the board of directors has adopted a set of board regulations. Among other things, the board regulations include a policy that the board shall aim for a diverse composition of directors, to the extent practicable and appropriate under the circumstances, in line with the global nature and identity of the Company and its business, in terms of such factors as nationality, background, gender and age.

The charter of our Nomination and Corporate Governance Committee also requires the committee to consider age, gender, nationality, ethnic and racial background in nominating directors and to review and make recommendations, as the Nomination and Corporate Governance Committee deems appropriate, regarding the composition and size of the board of directors in order to ensure the board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.

The implementation of these diversity policies rests primarily with the Nomination and Corporate Governance Committee as the body responsible for identifying individuals believed to be qualified as candidates to serve on the board of directors and recommending that the board nominate the candidates for all directorships to be filled by the shareholders at their annual meetings.

As board seats become available, the Nomination and Corporate Governance Committee, and the board of directors as a whole, will have the opportunity to assess the effectiveness of the diversity policy and how, if at all, our implementation of the policy, or the policy itself, should be changed.

Communications with Directors

Pursuant to our Corporate Governance Guidelines, anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the chairperson of any of the Audit Committee, Nomination and Corporate Governance Committee and Compensation Committee, or to the non-executive or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 40 Danbury Road, Wilton, Connecticut 06897, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously. Additional contact information is available on our website, www.nielsen.com, under About Us: Investor Relations: Contact Us.

Executive Officers of the Company

Set forth below is the name, age as of March 31, 2011 and biographical information of each of our current executives, other than Mr. Calhoun, whose information is presented under “Proposal No. 3—Election of Directors—Nominees for Election to the Board of Directors.”

Name	Age	Principal Occupation and Other Information
Susan Whiting	54	Ms. Whiting has been the Vice Chairperson of Nielsen since its IPO in January 2011. Ms. Whiting also serves as Vice Chairperson of TNC B.V., a position she has held since November 2008. Ms. Whiting joined Nielsen Media Research in 1978 as part of its management training program. She served in numerous positions with Nielsen Media Research including President, Chief Operating Officer, CEO and Chairman. She was named Executive Vice President of The Nielsen Company in January 2007 with marketing and product leadership responsibilities for all Nielsen business units. Ms. Whiting serves on the Board of Directors of Wilmington Trust Corporation, MarkMonitor, Inc., the Ad Council, Denison University, the YMCA of Greater New York, the Center for Communications and the Notebaert Nature Museum. She graduated from Denison University with a Bachelor of Arts degree (cum laude) in Economics.

Name	Age	Principal Occupation and Other Information
Mitchell Habib	50	Mr. Habib has been the Executive Vice President, Global Business Services of Nielsen since its IPO in January 2011. Mr. Habib also serves as Executive Vice President, Global Business Services of TNC B.V., a position he has held since March 2007. Prior to joining Nielsen, Mr. Habib was employed by Citigroup as the Chief Information Officer of its North America Consumer Business from September 2005 and prior to that its North America Credit Cards Division from June 2004. Before joining Citigroup, Mr. Habib served as Chief Information Officer for several major divisions of the General Electric Company over a period of seven years.

Brian J. West	41	Mr. West has been the Chief Financial Officer of Nielsen since May 2010. Mr. West also serves as the Chief Financial Officer of TNC B.V., a position he has held since February 2007. Prior to joining Nielsen, he was employed by the General Electric Company as the Chief Financial Officer of its GE Aviation division from June 2005. Prior to that, Mr. West held several senior financial management positions within the GE organization, including Chief Financial Officer of its GE Engine Services division, from March 2004, Chief Financial Officer of GE Plastics Lexan, from November 2002, and Chief Financial Officer of its NBC TV Stations division. Mr. West is a veteran of GE’s financial management program and spent more than 16 years with GE. Mr. West is a 1991 graduate from Siena College with a degree in Finance and holds a Masters of Business Administration from Columbia University.

Itzhak Fisher	55	Mr. Fisher has been the Executive Vice President of Nielsen since its IPO in January 2011 focusing on the acquisition of new businesses that complement our Watch and Buy strategies. Mr. Fisher also serves as Executive Vice President of TNC B.V. with a similar focus. Prior to this role, until January 2011, Mr. Fisher served as the Executive Vice President, Global Product Leadership of TNC B.V. and had overall responsibility for Nielsen’s Online, Telecom, IAG, Claritas and Entertainment businesses as well as Global Measurement Science, positions he has held since November 2008. Prior to this role, Mr. Fisher served as Executive Chairman of Nielsen Online. Prior to joining Nielsen in 2007, Mr. Fisher was an entrepreneur in high-technology businesses. He was co-founder and chairman of Trendum, a leader in internet search and linguistic analysis technologies and oversaw Trendum’s 2005 acquisition of BuzzMetrics, a market leader in online word-of-mouth research, and Trendum’s 2006 acquisition of Intelliseek. Mr. Fisher holds a Bachelor of Science degree in computer science from the New York Institute of Technology and pursued advanced studies in computer science at New York University.

Jeffrey R. Charlton	49	Mr. Charlton has been the Senior Vice President and Corporate Controller of Nielsen since May 2010. Mr. Charlton also serves as Senior Vice President and Corporate Controller of TNC B.V., a position he has held since June 2009. Previously, Mr. Charlton had served as Nielsen’s Senior Vice President of Corporate Audit since joining the Company in November 2007. Prior to joining Nielsen, he spent 11 years with the General Electric Company in senior financial management positions, including Senior Vice President Corporate Finance and Controller of NBC Universal. Prior to joining GE, Mr. Charlton was employed by PepsiCo and began his career in 1983 with the public accounting firm of KPMG.

Name	Age	Principal Occupation and Other Information
James W. Cuminale	58	Mr. Cuminale has been the Chief Legal Officer of Nielsen since its IPO in January 2011. Mr. Cuminale also serves as the Chief Legal Officer of TNC B.V., a position he has held since November 2006. Prior to joining Nielsen, Mr. Cuminale served for over ten years as the Executive Vice President—Corporate Development, General Counsel and Secretary of PanAmSat Corporation and PanAmSat Holding Corporation. In this role, Mr. Cuminale managed PanAmSat’s legal and regulatory affairs and its ongoing acquisitions and divestitures. Mr. Cuminale serves on the board of Universal Space Network, Inc.

Mary Liz Finn	50	Ms. Finn has been the Chief Human Resources Officer of Nielsen since March 2011. Ms. Finn also serves as Chief Human Resources Officer of TNC B.V., a position she has held since March 2011. Ms. Finn joined Nielsen in October 2007 as Senior Vice President—Human Resources, Global Leadership Development and in February 2010 was named Senior Vice President—Human Resources for the North America, Consumer unit. Prior to Nielsen, Ms. Finn spent 26 years at the General Electric Company principally in human resource positions. She is a 1982 graduate of Siena College, Magna Cum Laude, with a Bachelors of Science degree in Finance.

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011.

Although ratification of the selection of Ernst & Young LLP is not required by U.S federal laws, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

In connection with the audit of the Company’s annual financial statements for the year ended December 31, 2010, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP performed audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP and its affiliates for the audit of our financial statements for the years ended December 31, 2010 and 2009 and fees billed for other services rendered by Ernst & Young LLP and its affiliates for those periods:

	Year Ended December 31, 2010	Year Ended December 31, 2009
Audit fees(1)	$7,290,471	$7,120,500
Audit-related fees(2)	948,050	560,950
Tax fees(3)	1,422,000	1,351,000
All other fees(4)	109,000	2,800

Total:	$9,769,521	$9,035,250

(1)	Fees for audit services billed in the years ended December 31, 2010 and 2009 consisted of the following: audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and statutory and regulatory audits.
(2)	Fees for audit-related services in the year ended December 31, 2010 include fees related to the IPO and other SEC filings relating to securities offerings, audits of employee benefits and accounting consultations and fees for audit-related services in the year ended December 31, 2009 include SEC filings relating to securities offerings, audits of employee benefit plans and accounting consultations.
(3)	Fees for tax services billed in the years ended December 31, 2010 and 2009 consisted of tax compliance and tax planning and advice.
(4)	Includes specified transaction fees and certain other fees.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Audit Committee Pre-Approval Policies and Procedures

Subject to shareholder approval as may be required under Dutch law, the Audit Committee is directly responsible for the appointment and termination of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In addition, the Audit Committee is responsible for the compensation, retention and oversight of any such firm, including the resolution of disagreements between management and such firm regarding financial reporting. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, except that pre-approval is not necessary for minor non-audit services if: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by the Company to its auditor during the year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee. All of the services covered under “—Audit and Non-Audit Fees” were pre-approved by the Audit Committee.

The Audit Committee may form and delegate to subcommittees consisting of one or more of its members, when appropriate, the authority to pre-approve services to be provided by the independent auditors so long as the pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Richard J. Bressler (Chairman)

Karen M. Hoguet

Robert Pozen

Javier G. Teruel

February 25, 2011

PROPOSAL NO. 5—APPOINTMENT OF AUDITOR FOR THE DUTCH ANNUAL ACCOUNTS

The Audit Committee has selected Ernst & Young Accountants LLP to serve as our auditor who will audit the Dutch Annual Accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), for the year ending December 31, 2011. As required by Dutch law, shareholder approval must be obtained for the selection of Ernst & Young Accountants LLP to serve as our auditor to audit the Dutch Annual Accounts.

Representatives of Ernst & Young Accountants LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Ernst & Young Accountants LLP as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG ACCOUNTANTS LLP AS THE AUDITOR WHO WILL AUDIT THE DUTCH ANNUAL ACCOUNTS FOR THE YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 6—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO ISSUE

SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE

PREEMPTIVE RIGHTS UNTIL MAY 24, 2016

At the Annual Meeting, you will be asked to resolve on a further extension of the irrevocable delegation to the Board of Directors of the authority to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and the authority to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 24, 2016. Under the laws of The Netherlands and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is validly limited or excluded. Shareholders have no preemptive rights with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans unless such right is validly limited or excluded.

If such authority is delegated by the shareholders at the Annual Meeting, the Board of Directors will have the irrevocable power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the rights to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the extraordinary general meeting of shareholders held on November 25, 2010, the shareholders designated the Board of Directors for a five-year period to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the rights to acquire shares. This five-year period will expire on January 21, 2016.

If this proposal is approved by shareholders, the Board of Directors will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Board of Directors in its discretion deems appropriate, based on the Board of Director’s determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Board of Directors will also, if this proposal is approved by shareholders, have the authority to limit or exclude preemptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Board of Directors in its discretion believes that exclusion of preemptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

The authority of the Board of Directors to issue shares would be subject to compliance with the applicable rules of the New York Stock Exchange.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Board of Directors to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 24, 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXTENSION OF THE IRREVOCABLE AUTHORITY OF THE BOARD OF DIRECTORS TO ISSUE SHARES AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES), NEVER TO EXCEED THE NUMBER OF AUTHORIZED BUT UNISSUED SHARES AND TO LIMIT OR EXCLUDE THE PREEMPTIVE RIGHTS OF SHAREHOLDERS WITH RESPECT TO THE ISSUANCE OF SHARES AND/OR GRANT OF THE RIGHT TO ACQUIRE SHARES UNTIL MAY 24, 2016.

PROPOSAL NO. 7—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO

REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 24, 2012

Under Dutch law and our Articles of Association, the Board of Directors may, subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the extraordinary general meeting of shareholders on November 25, 2010, the shareholders authorized the Board of Management, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority currently expires on July 21, 2012.

The Board of Directors believes that we would benefit by extending the authority of the Board of Directors to repurchase our shares. For example, to the extent the Board of Directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Board of Directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The number of shares held by us, or our subsidiaries, may never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Board of Directors proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately ten million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 24, 2012.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 24, 2012 the authorization of the Board of Directors to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXTENSION OF THE AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 24, 2012 ON THE OPEN MARKET, THROUGH PRIVATELY NEGOTIATED TRANSACTIONS OR IN ONE OR MORE SELF TENDER OFFERS FOR A PRICE PER SHARE NOT LESS THAN THE NOMINAL VALUE OF A SHARE AND NOT HIGHER THAN 110% OF THE MOST RECENT AVAILABLE (AS OF THE TIME OF REPURCHASE) PRICE OF A SHARE ON ANY SECURITIES EXCHANGE WHERE OUR SHARES ARE TRADED.

PROPOSAL NO. 8—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in the Proxy Materials a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed pursuant to the SEC rules. While the results of this vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The language of the resolution is as follows:

“RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION, IS HEREBY APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in “Executive Compensation—Compensation Discussion and Analysis.”

In particular, as discussed in “Executive Compensation—Compensation Discussion and Analysis,” shareholders should note the following:

•	Our executive compensation program is designed to closely link rewards to executives with performance that leads to the creation of shareholder value.

•

In particular, a substantial portion of compensation for our senior executives consists of performance-based compensation elements, such as annual cash incentives and long-term equity incentives, which play a significant role in aligning management’s interests with those of our shareholders.

•

Our annual cash incentives for our senior executives are determined on the basis of our Adjusted EBITDA performance (excluding impact of currency), with consideration given to our cash flow performance relative to our budget and to qualitative individual performance factors.

•

Our long-term equity incentives for our senior executives include options that vest partially based on the executive’s continued service with us over time and partially based on performance in relation to EBITDA targets that are set on a multi-year cumulative basis.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 9—NON-BINDING, ADVISORY VOTE ON THE FREQUENCY

OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in the Proxy Materials a separate resolution subject to shareholder vote to determine, in a non-binding, advisory vote, whether a non-binding, advisory shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding, advisory vote in Proposal No. 8) should occur every one, two or three years. While the results of this vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal No. 8 and the information on the Company’s compensation policies and decisions regarding the named executive officers presented in “Executive Compensation—Compensation Discussion and Analysis.”

In particular, shareholders should note the following:

•

Because we believe that consistency is important and because we believe that an effective compensation program should incentivize performance over a long-term horizon, we rarely make significant changes to the structure of our compensation program.

•

We believe that the best way for shareholders to evaluate the compensation of our named executive officers is over a multi-year period because our compensation program is designed to incent and reward performance over a multi-year period. Elements of this program include options that vest partially based on the executive’s continued service with us over time and partially based on performance in relation to EBITDA targets that are set on a multi-year cumulative basis.

•

For these reasons, we believe that a three-year time horizon is appropriate in order to provide shareholders with a more comprehensive view of whether our compensation program for senior executives is achieving its objectives.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY AN ADVISORY SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

EXECUTIVE COMPENSATION

The following discusses the compensation for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for 2010. We refer to these individuals as our “Named Executive Officers.”

Prior to the completion of the IPO, The Nielsen Company B.V. had a compensation committee consisting of Messrs. Chae (as Chairman), Schoen, Navab, Attwood and Healy (the “Former Compensation Committee”). The Former Compensation Committee was responsible for setting, reviewing and evaluating compensation, and related performance and objectives, of our senior management team prior to the completion of the IPO. Mr. Chae became Chairman of the Former Compensation Committee in 2010. References in this section to the “Compensation Committee” are to the Former Compensation Committee prior to the completion of the IPO and to the Compensation Committee of Nielsen on and after the completion of the IPO.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers for fiscal year 2010 should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation.

Our executive compensation program was approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining the compensation of Named Executive Officers, with the exception of our Chief Executive Officer, David Calhoun, who has a role in determining the compensation of the other Named Executive Officers.

When the Company hires an executive officer, Mr. Calhoun reviews the compensation of the executive at his or her prior company, the expected impact of the executive on the Company and the compensation of similarly-situated executives at the Company to develop an appropriate compensation package to recommend to the Compensation Committee. For executives already employed by the Company, Mr. Calhoun makes annual incentive recommendations considering the extent to which the Company met its financial objectives as well as each executive’s qualitative job performance for the year. From time to time, Mr. Calhoun also reviews the base salaries of executives considering each executive’s job performance, whether the executive’s position or the scope or complexity of his or her responsibilities have changed and how his or her position relates to other executives of the Company and their rate of base pay. In all cases, Mr. Calhoun reviews his recommendations with the Chairman of the Compensation Committee before submitting the recommendations to the Compensation Committee for approval.

Executive Compensation Program Objectives and Overview

The Compensation Committee annually reviews Nielsen’s executive compensation program to ensure that:

•	The program appropriately rewards performance that is tied to creating shareholder value; and

•

The program is designed to achieve Nielsen’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

Nielsen’s executive compensation is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual cash incentives; and (3) long-term stock awards, including stock options and occasional awards of restricted stock units (“RSUs”) that are subject to performance-based and time-based vesting conditions. Senior management is asked to invest in the Company to ensure alignment of interests with other owners, and stock options are granted when an investment is made. Nielsen also provides certain perquisites to Named Executive Officers. Severance benefits are provided to

Named Executive Officers whose employment terminates under certain circumstances. In the event of a change in control, time-vested and certain performance-vested stock option awards will vest in full and certain other performance-vested stock options may vest depending upon the return to the Sponsors. These benefits are described in further detail below in the section entitled “—Potential Payments Upon Termination or Change in Control”.

In structuring executive compensation packages, the Compensation Committee considers how each element of compensation promotes retention and/or motivates performance by the executive. Base salaries, perquisites, severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our executive compensation program for which the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined with reference to base salary may increase from year to year depending on performance, among other things). Some of the elements, such as base salaries and perquisites, are generally paid out on a short-term or current basis. Other elements, such as benefits provided upon retirement or other terminations of employment, are generally paid out on a longer-term basis. We believe that this mix of short-term and long-term elements allows us to achieve our goals of attracting and retaining senior executives.

Our annual incentive opportunity is primarily intended to motivate Named Executive Officers’ performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain senior executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with shareholders’ long-term interests, and we believe they help motivate performance and help us attract and retain senior executives. These are the elements of our executive compensation program that are designed to reward performance and the creation of shareholder value.

Although we believe that to attract and retain senior executives we must provide them with predictable benefit amounts that reward their continued service, we also believe that performance-based compensation such as annual incentives and long-term equity incentives play a significant role in aligning management’s interests with those of our shareholders. For this reason, these components of compensation constitute a substantial portion of compensation for our senior executives. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect the Company’s results of operations.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation but we do not look at specific companies nor attempt to maintain our compensation at a certain target percentile of any peer group. We incorporate flexibility into our compensation programs to respond to and adjust for changing business conditions. We believe that our short-term and long-term incentives provide the appropriate alignment between the interests of our owners and management.

In 2010 the Compensation Committee selected and engaged Frederic W. Cook & Co., Inc. (“Cook”) to serve as its independent executive compensation consultant. Cook performs no services directly for management. In this capacity, in 2010 Cook provided a competitive perspective on executive officer compensation structures and levels, as well as company-wide equity usage and dilution ranges; board of director compensation arrangements, including both structure and magnitude; advice on post-IPO cash and stock incentive plans, long-term incentive grant guidelines and award terms; executive stock ownership guidelines; modifications to our Chief Executive Officer’s employment agreement; and changes to our perquisite program.

Current Executive Compensation Program Elements

Base Salaries

We view base salary as a factor in our compensation package specifically related to retaining and attracting talented employees. In determining the amount of base salary that each Named Executive Officer receives, we look to the rate of pay that the executive has received in the past, whether the executive’s position or responsibilities associated with his or her position have changed, if the complexity or scope of his or her responsibilities has increased, and how his or her position relates to other executives and their rate of base salary. Base salaries are reviewed annually or at some other appropriate time by the Compensation Committee and may be increased from time to time pursuant to such review. In determining base salary levels, the Compensation Committee considers Mr. Calhoun’s recommendations with respect to salary levels for Named Executive Officers other than himself.

The Compensation Committee believes that the base salary levels of the Company’s senior executives are reasonable in view of competitive practices, the Company’s performance and the contribution and expected contribution of those executives to that performance. As described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreement with Mr. David L. Calhoun,” the Company has entered into an employment agreement with Mr. Calhoun that sets the level of his base salary.

Signing Bonuses

In certain circumstances, the Compensation Committee may grant signing bonuses to new executives in order to attract talented employees for key positions. The amounts of the signing bonuses are determined based upon the facts and circumstances applicable to the new hire. For 2010, Mr. Calhoun received a signing bonus of $6 million in connection with his new employment agreement.

Annual Incentives

The Compensation Committee will grant annual cash incentives for 2010 under the Executive Incentive Plan (the “EIP”) on the basis of factors intended to create long-term value and to recognize the performance of the Company and our management team. The Compensation Committee established an initial overall Company bonus pool for 2010 based upon the Adjusted EBITDA performance (excluding impact of currency) indicated in the table below:

	Target Amount ($ millions)	Actual Amount Achieved ($ millions)	Percent of Target Realized	Weight (as a % of the Named Executive Officer’s target payout)	Payout based on achievement of financial objectives (as a % of the Named Executive Officer’s target payout)
Adjusted EBITDA (excluding impact of currency)(1)	$1,400	$1,405	100%	100%	107%

(1)	Adjusted EBITDA reflects earnings before interest, taxes, depreciation and amortization adjusted for unusual and non-recurring items, restructuring, goodwill impairment and stock-based compensation. As shown above, Adjusted EBITDA excludes the impact of foreign exchange and, as a result, differs from the calculation of Adjusted EBITDA presented in our annual report on Form 10-K for the year ended December 31, 2010 previously filed with the SEC. According to the EIP provisions, at 100% performance, the performance pool is increased by a percentage equal to the percent growth in EBITDA from 2009 to 2010.

The EIP contemplates that Mr. Calhoun will consult with the Compensation Committee and take into account actual cash flow performance in relation to the annual cash flow budget and will consider reducing the overall bonus pool by an amount of up to 30% if warranted based upon this performance. The EIP does not contemplate increasing the overall bonus pool based upon cash flow performance. Mr. Calhoun did not make a reduction to the overall bonus pool for 2010.

The target bonus amounts for the Named Executive Officers (as reflected below in the Grants of Plan-Based Awards in 2010 Table) were based on 2009 payouts under the EIP. When determining the actual annual incentives to be paid to the Named Executive Officers, the Compensation Committee may determine that higher or lower amounts should be awarded in light of the Company’s overall performance and on the basis of qualitative individual performance factors that reflect contributions by Named Executive Officers that were not captured by overall financial measures. These individual performance factors included the Named Executive Officer’s success in implementing the Company’s plans to integrate and streamline our operations and his or her judgment, vision and continued ability to lead the Company during a time of significant change.

We implemented a new annual incentive plan intended to comply with Section 162(m) of the Code. Under this new plan, we will be able to provide certain of our employees with cash incentive compensation based upon the achievement of pre-established performance goals. The factors to be considered, in general, will include the achievement of the Company’s financial objectives, the Named Executive Officer’s attainment of his or her individual goals and qualitative factors similar to those to be taken into account for the 2010 incentives. The Compensation Committee will also review the extent to which the Company has accomplished our planned integration and restructuring and the Named Executive Officer’s contributions and expected future contributions to the Company’s operating and strategic plans.

The Compensation Committee particularly considered certain elements of individual performance for each Named Executive Officer. It considered Mr. Calhoun’s leadership of the Company, his positioning of Nielsen for its next phase as a public company, his continued focus on cost management, re-investment in the business and growth (particularly in the developing markets), his work with clients and key client wins, the growth and broadening of the Company’s products, and the establishment and progress of relationships with other companies with whom we do business. For Mr. West, the Compensation Committee considered his strong performance and leadership, and the achievement of key deliverables, in both his business and functional responsibilities and his role in positioning the Company and his preparation for the IPO. He guided upgrades in leadership and talent throughout the Finance organization and repositioned our Exhibitions segment for growth. For Mr. Habib, the Compensation Committee considered his continued leadership of the Global Business Services organization in providing strong productivity increases while increasing the quality of data. He continued to increase his presence and impact with key clients, which is critical to our business success and credibility, made key organizational and staffing improvements and added significant value through his management of capital expenditures. For Ms. Whiting, the Compensation Committee considered several things including her continued representation of Nielsen with select clients and external organizations, the talent upgrade and progress made with the Communications and Marketing organizations within the Company and her progress on Nielsen’s diversity efforts. For Mr. Llamas, the Compensation Committee considered his contributions in developing talent. Under his leadership, the Company made significant progress on talent management and resource allocation in favor of growth, particularly for the developing markets. He strengthened key global account leadership teams and the Company’s leadership pipeline through programs such as university recruiting, diversity and global leadership programs.

On February 25, 2011, the Compensation Committee of the Board determined to award Mr. West a one-time discretionary bonus equal to $250,000 in recognition of his performance in connection with the completion of the IPO in January 2011.

Long-Term Equity Incentive Awards

Our policy is that the long-term equity compensation of our senior executives should be directly linked to the value provided to shareholders.

As described more fully below under “—2006 Stock Acquisition and Option Plan”, prior to the completion of our IPO, we provided equity awards through common stock, stock options and, in limited circumstances, restricted stock units (RSUs). Prior to the completion of our IPO, our Board of Directors adopted a new equity incentive plan, which provides the terms for grants of equity to the Company’s employees, directors and other service providers, and received approval of such plan by the current shareholders. The new equity incentive plan will be the source of new equity-based awards and permits us to grant to our key employees, including our named executive officers, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other awards based on shares of our common stock. In the future, the Compensation Committee may consider awarding such additional or alternative forms of equity awards to our named executive officers, although no decisions regarding the composition of future equity awards have been made at this time.

Executives selected to participate in the 2006 Stock Acquisition and Option Plan (as defined below) were asked to invest in the Company by purchasing common stock. The amount of common stock initially offered for purchase was based upon the executive’s position in the Company, his or her current impact and projected future impact on the Company. Once the executive purchased common stock at the fair market value as determined by the Executive Committee of The Nielsen Company B.V., a designated number of stock options were granted to the executive. The large majority of these options were granted at an exercise price equal to the “fair market value” as determined by the Executive Committee of The Nielsen Company B.V., while a smaller amount were granted at an exercise price equal to two times the “fair market value.” These stock options are 50% time-vested and 50% performance-vested. For the time-vested options, 5% are vested on the grant date and 19% are vested on December 31 of each of the first five anniversaries of December 31, 2006. For the performance-vested options, 5% are vested on the grant date, and 19% are vested on December 31 of each of the first five anniversaries of December 31, 2006 should the Company meet or exceed its targeted Management EBITDA performance in that year (as described above). If the Management EBITDA target is not met, that portion of the performance-vested options can vest in a future year if the multi-year cumulative Management EBITDA targets are met in the future year.

In light of the challenging business environment prevailing in 2009, the Former Compensation Committee adjusted the level of annual performance target that would trigger vesting of the 2009 performance-based stock options from the 2009 Management EBITDA target of $1,542 million, which was set in 2007, to the 2009 Adjusted EBITDA (excluding impact of currency) target of $1,270 million. Because actual EBITDA performance for 2009 was $1,270 million, the 2009 portion of the performance-based stock options vested. The 2009 multi-year cumulative EBITDA target was not met but did not impact the vesting of the 2009 portion of the performance–based stock options given the achievement of the 2009 annual target. The remainder of the EBITDA targets for performance-based stock options were not adjusted. However, if the 2010 and 2011 annual performance targets are not met, the performance-based stock options for those years will vest as time-based stock options as follows:

•	the 2010 performance-based options will vest on December 31, 2012; and

•	the 2011 performance-based options will vest on December 31, 2013.

The 2010 EBITDA target for performance-vesting is $1,699 million. Because we did not meet this target for 2010, our performance-based options for 2010 will not vest based on performance, but will instead vest on December 31, 2012.

Perquisites

We provide our Named Executive Officers with perquisites, reflected in the “All Other Compensation” column of the Summary Compensation Table and described in the footnotes thereto. In 2011, we began offering limited perquisites to the Named Executive Officers. Each Named Executive Officer receives an allowance for financial planning and for an executive health exam. Where necessary for business purposes, we also provide reimbursement for private club membership. Car allowances are no longer offered. Additionally, these perquisites are no longer subject to a tax gross-up. In 2011, each Named Executive Officer will receive a cash payment equal to the value of the forgone perquisites and gross-ups. In addition, this amount will be added to the executive’s bonus opportunity for 2011 and in future years. Therefore, this amount will rise or fall based upon company and individual performance. We believe that these are reasonable, competitive and consistent with our overall compensation program. The cost of these benefits is a small percentage of the overall compensation package, but the Compensation Committee believes that they allow the executives to work more efficiently.

Severance and Other Benefits Upon Termination of Employment or Change in Control

We believe that severance protections play a valuable role in attracting and retaining key executive officers. Accordingly, we provide these protections to our senior executives. Since 2007, we have offered these protections in conjunction with participation in the Company’s 2006 Stock Acquisition and Option Plan. In the case of Mr. Calhoun, however, these benefits are provided under his employment agreement, which is described in further detail below under the section “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreement with Mr. David L. Calhoun.” The Compensation Committee considers these severance protections to be an important part of an executive’s compensation. Consistent with his responsibilities as Chief Executive Officer and with competitive practice, Mr.  Calhoun’s severance protections are higher than those of the other Named Executive Officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (or any amendment thereto).

Submitted by the Compensation Committee of the Company’s Board of Directors:

Michael S. Chae (Chairman)

James A. Attwood, Jr.

Patrick Healy

Karen M. Hoguet

Alexander Navab

Scott A. Schoen

Javier G. Teruel

February 25, 2011

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. Except as otherwise disclosed in this proxy statement, no member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a member of our board or Compensation Committee.

Summary Compensation Table

The following table presents information regarding compensation for fiscal 2010, fiscal 2009 and fiscal 2008 of the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
David Calhoun	2010	1,625,000	8,004,039	—	1,195,000	3,375,000	—	16,329	14,215,368
Chief Executive Officer	2009	1,687,500	2,004,039	—	—	2,500,000	—	134,682	6,326,221
	2008	1,600,962	2,004,039	—	—	1,650,000	—	199,005	5,454,006

Mitchell Habib	2010	750,000	—	—	—	1,500,000	—	41,732	2,291,732
Executive Vice President	2009	778,846	—	1,000,000	—	1,200,000	—	71,890	3,050,736
	2008	671,538	—	—	—	825,000	—	44,127	1,540,665

Susan Whiting	2010	900,000	—	—	—	900,000	52,500	393,067	2,245,567
Vice Chairperson	2009	934,615	—	—	—	850,000	29,718	176,242	1,990,575
	2008	882,115	—	—	—	700,000	1,888	208,107	1,792,110

Brian West	2010	760,000	—	—	491,000	1,250,000	—	52,090	2,553,090
Chief Financial Officer	2009	789,231	—	—	—	1,000,000	—	61,742	1,850,973
	2008	723,308	—	—	—	675,000	—	68,644	1,466,952

Roberto Llamas	2010	650,000	—	—	491,000	875,000	—	34,913	2,050,913
Chief HR Officer	2009	677,885	—	—	—	800,000	—	46,349	1,524,234

(1)	For the years 2008 and 2009, the amounts shown represent installment payments of Mr. Calhoun’s signing bonus under his original employment agreement. For 2010, the amount shown reflects the installment payment of the signing bonus for that year of $2,004,039 and an additional signing bonus of $6,000,000 Mr. Calhoun received in connection with the execution of his restated employment agreement (see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Arrangement with Mr. David L. Calhoun”).
(2)	Represents the aggregate grant date fair value of restricted stock units awarded to the Named Executive Officer calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to value the awards reported in column (e), please see the discussion contained in Note 12—Share-Based Compensation—to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 previously filed with the SEC. All numbers exclude estimates of forfeitures.
(3)	Represents the aggregate grant date fair value of options awarded to the Named Executive Officers calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see the discussion of option awards contained in Note 12 “Share-Based Compensation” to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010 previously filed with the SEC. All numbers exclude estimates of forfeitures.
(4)	For 2010, Mr. Calhoun’s amount includes spousal travel ($5,312), retirement plan contributions ($7,350) and tax gross-ups ($3,667). Mr. Habib’s amount includes car allowance ($15,600), financial planning ($4,855), retirement plan contributions ($7,350) and tax gross-ups ($13,927). Ms. Whiting’s amount includes club dues ($1,971), car expense ($13,675), financial planning ($7,215), apartment ($60,014), relocation expenses including tax gross-ups ($256,557) retirement plan contributions ($1,973) and tax gross-ups ($51,662). Mr. West’s amount includes car allowance ($15,600), financial planning ($14,700), retirement plan contributions ($877) and tax gross-ups ($20,913). Mr. Llamas’ amount includes car allowance ($15,600), financial planning ($5,000) and tax gross-ups ($14,313).

Note:

–	Principal positions of the Named Executive Officers are those as of December 31, 2010. Mr. Llamas’s employment with the Company terminated effective February 28, 2011.

Grants of Plan-Based Awards in 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David Calhoun	1/1/10	—	2,500,000	—	—	—	—
	2/25/10	—	—	—	156,250	18.40	1,195,000
Mitchell Habib	1/1/10	—	1,200,000	—	—	—	—
Susan Whiting	1/1/10	—	850,000	—	—	—	—
Brian West	1/1/10	—	1,000,000	—	—	—	—
	3/18/10	—	—	—	62,500	18.40	491,000
Roberto Llamas	1/1/10	—	800,000	—	—	—	—
	3/18/10	—	—	—	62,500	18.40	491,000

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in 2010. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual cash incentive, and the stock and options award columns reflect their awards in the equity of Nielsen.

The Summary Compensation Table and the Grants of Plan-Based Awards in 2010 Table should be read in conjunction with the narrative descriptions that follow.

Equity Awards

Upon the purchase of a prescribed number of shares of common stock, each Named Executive Officer received stock options at an exercise price of $16 per share and others at an exercise price of $32 per share. One-half of the options are time-vested, which became 5% vested on the grant date with the remaining time options vesting 19% a year on the last day of each of the calendar years 2007 through 2011. One-half of the options are performance-vested which became 5% vested on the grant date with the remaining performance options vesting 19% on the last day of each of the calendar years 2007 through 2011, if and only if the Company’s performance equals or exceeds the applicable annual Management EBITDA targets. The achievement of the annual Management EBITDA targets on a cumulative basis for any current year and all prior years will cause “catch-up” vesting of any prior year’s installments which were not vested because of a failure to achieve the applicable annual Management EBITDA target for any such prior year. The number of shares purchased by each of the Named Executive Officers is as follows: Mr. Calhoun (1,250,000), Ms. Whiting (62,500), Mr. Habib (109,375), Mr. West (78,125) and Mr. Llamas (93,750).

Employment Arrangement with Mr. David L. Calhoun

On August 22, 2006, we entered into an employment agreement with Mr. David L. Calhoun, our Chief Executive Officer, which was amended effective as of September 14, 2006 (as amended, the “Original Agreement”). His employment agreement was amended and restated effective December 15, 2008, and amended and restated again effective October 27, 2010 (the “Restated Agreement”).

The Restated Agreement has an employment term which commenced as of October 27, 2010 and, unless earlier terminated, will continue until December 31, 2014. Under the Restated Agreement, Mr. Calhoun is entitled to a base salary of $1,625,000, subject to such increases, if any, as may be determined by the Compensation Committee. He is eligible to earn an annual bonus under the Company’s Executive Annual

Incentive Plan as determined by the Board of Directors based upon the achievement of financial and individual performance goals. Mr. Calhoun’s starting reference point for determining his 2010 annual incentive is equal to his annual incentive award payable in respect of the 2009 fiscal year, which was $2,500,000.

In connection with entering into the Original Agreement, Mr. Calhoun became entitled to a signing bonus of $10,613,699, which is to be paid in installments annually through January 1, 2012 (the “Original Signing Bonus”). In connection with entering into the Restated Agreement, Mr. Calhoun received an additional signing bonus of $6,000,000, which he must repay in full if Mr. Calhoun’s employment terminates for any reason prior to January 1, 2013. If Mr. Calhoun’s employment terminates for any reason after January 1, 2013 but prior to January 1, 2015, Mr. Calhoun must repay a portion of this signing bonus, pro-rated based on the number of years he has worked following January 1, 2013.

Under the terms of the Original Agreement, Mr. Calhoun is entitled to receive a lump sum deferred compensation benefit from us in the amount of $14,500,000 upon the earlier of his termination of employment or January 1, 2012, with interest accrued through such payment date, less any deferred compensation benefits he receives from previous employment. Mr. Calhoun is fully vested in this deferred compensation benefit at all times. Beginning January 1, 2012, the Restated Agreement requires Nielsen to accrue $1,000,000 per year as an additional deferred compensation benefit for Mr. Calhoun. Any amounts so accrued will be payable to him on the earlier of January 1, 2015 or the termination of his employment.

Pursuant to the Original Agreement, Mr. Calhoun received an option grant to purchase 4,375,000 shares of Company common stock. The amount of his option grant was determined by the Compensation Committee in connection with Mr. Calhoun’s $20,000,000 investment in the Company. At the time of Mr. Calhoun’s investment, the Compensation Committee determined that a grant of options would be appropriate in order to further incentivize Mr. Calhoun and align his interests more closely with those of the Company and its equity holders. While there is no formal policy for the granting of options in connection with an equity investment, the Compensation Committee determined that a ratio of slightly less than 1 to 5 (i.e., 625,000 options for every $3,000,000 invested in the Company) was appropriate in light of Mr. Calhoun’s particular circumstances, including his early departure from his prior employer and the critical nature of his position with, and the extent of his financial commitment to, the Company and the risks related thereto. The exercise prices of the options were determined pursuant to the Compensation Committee’s goal of aligning Mr. Calhoun’s interests with those of the Company and its equity holders. Specifically, 3,750,000 of the options were given an exercise price of $16 per share, which was the fair value of our common stock on the date of the grant. The remaining 625,000 options were given an exercise price of $32 per share, which was twice the fair value of our common stock on the date of the grant, in order to incentivize Mr. Calhoun to increase the value of the Company to above $32 per share. One-half of the options are time-vested options and the other one-half are performance-vested options. The portion of the option grant subject to time-based vesting became vested and exercisable as to 5% of the shares of common stock subject thereto on grant date and 19% will vest and become exercisable on the last day of each of the next five calendar years. The portion of the option grant subject to performance-based vesting became vested and exercisable as to 5% of the shares of common stock subject thereto on December 31, 2006 and 19% will vest and become exercisable on the last day of each of the next five calendar years based on the achievement of Management EBITDA targets. The terms of the option grant subject to performance-based vesting were amended in 2009 as reflected under “—Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards” above. The terms of all options granted to Mr. Calhoun pursuant to the 2006 Stock and Acquisition Plan were amended by the Restated Agreement to provide that any such vested options will continue to be exercisable until the later of ninety days after the date of any termination of Mr. Calhoun’s employment, or the original expiration date of such options as provided for in the applicable award agreements.

Under the Restated Agreement, Mr. Calhoun is entitled to the following payments and benefits in the event of a termination by reason of his death or “disability”, by us without “cause” or by Mr. Calhoun for “good reason” (as such terms are defined in the Restated Agreement) during the employment term: (1) subject to his compliance with certain restrictive covenants, an amount equal to two times the sum of (A) his annual base salary and (B) the greater of either the annual bonus paid in respect of the fiscal year preceding the fiscal year in which the termination occurs or the annual bonus paid in respect of the 2010 fiscal year, provided that such payment is in lieu of any other benefits to which Mr. Calhoun might otherwise be entitled; (2) a pro-rata annual bonus for the year of termination based on attainment of performance goals; (3) payment of any vested or accrued deferred compensation benefits; (4) a pro-rata payment of the next installment (if any) of his Original Signing Bonus and (5) continued health and welfare benefits for up to two years at our cost.

Mr. Calhoun is restricted, for a period of two years following termination of employment with us, from soliciting or hiring our employees, competing with us, or soliciting our clients. He is also subject to a non-disparagement provision.

On February 25, 2010, Mr. Calhoun was granted 156,250 stock options. These stock options have a strike price equal to $18.40 per share, the fair market value of a Company share on the date of grant, and vest one-third each year on December 31, 2010, 2011 and 2012.

Employment Arrangement with Ms. Susan Whiting

On December 4, 2006, we entered into a written employment arrangement with Ms. Susan Whiting.

Under the written employment arrangement, Ms. Whiting is entitled to a base salary of $850,000 effective November 13, 2006, subject to increase, if any, as may be determined by the Company. Ms. Whiting is eligible to earn a target annual bonus equal to 100% of base salary upon the achievement of performance goals based upon Management EBITDA to be determined in good faith in consultation with the Chief Executive Officer. Effective January 1, 2008, Ms. Whiting’s starting reference point for determining her annual incentive is the prior year’s award. In connection with entering into the written employment arrangement, Ms. Whiting became entitled to purchase 62,500 shares of common for fair market value on the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in February 2007. In addition, Ms. Whiting received a stock option grant of 656,250 shares subject to her purchase of the common stock and a grant of 62,500 time-vested restricted stock units scheduled to vest over five years, commencing on January 15, 2007. 562,500 of the stock options were granted at $16 per share and 93,750 were granted at $32 per share.

Employment Arrangement with Mr. Brian West

On February 20, 2007, we offered the position of Chief Financial Officer to Mr. Brian West. Under the written offer letter, Mr. West is entitled to a base salary of $700,000, effective on his start date with the Company (February 23, 2007), subject to annual review along with other Company executives. Mr. West was eligible to earn a target annual bonus equal to 100% of base salary upon the achievement of both financial and individual performance goals. Effective January 1, 2008, Mr. West’s starting reference point for determining his annual incentive is the prior year’s award. Additionally, Mr. West received a one-time, lump sum payment of $2,400,000 in consideration of his outstanding long-term incentive, restricted stock unit and stock option awards granted by his prior employer. He also became entitled to receive a lump sum deferred compensation benefit from the Company equal to $1,600,000 with interest credited at the rate of 5.05%, less the actuarially equivalent value with regard to any amount he receives or is entitled to receive from the deferred compensation benefit from his prior employer. In connection with joining Nielsen, he also became entitled to purchase 78,125 shares of common stock for fair market value on the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in March 2007. In addition, Mr. West received a stock option grant of 546,875 shares subject to the subsequent purchase of the common stock. 468,750 of the stock options were granted at $16 per share and 78,125 were granted at $32 per share.

On March 18, 2010, Mr. West was granted 62,500 stock options. These stock options have a strike price equal to $18.40 per share, the fair market value of a Company share on the date of grant, and will vest one-third on each anniversary of the grant date.

Employment Arrangement with Mr. Mitchell Habib

Effective March 1, 2007, Mr. Mitchell Habib joined the Company as Executive Vice President for Global Business Services. Under his written offer letter, Mr. Habib is entitled to receive a base salary of $600,000, effective on his start date with the Company, subject to annual review with other Company executives. Mr. Habib is eligible to earn a target annual bonus of $900,000 based upon the achievement of both financial and individual performance goals. Effective January 1, 2008, Mr. Habib’s starting reference point for determining his annual incentive is the prior year’s award. Additionally, Mr. Habib received a one-time, lump sum payment of $500,000 shortly after he joined the Company. In connection with joining Nielsen, he also became entitled to purchase 109,375 shares of common stock for fair market value at the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in March 2007. In addition, Mr. Habib received a stock option grant of 492,187 shares subject to the subsequent purchase of the common stock. 421,875 of the stock options were granted at $16 per share and 70,312 were granted at $32 per share.

On June 19, 2009, Mr. Habib was granted 62,500 restricted stock units that will vest ratably on December 31, 2010, 2011 and 2012.

Employment Arrangement with Mr. Roberto Llamas

Effective June 11, 2007, Mr. Roberto Llamas joined the Company as Chief Human Resources Officer. Under his written offer letter, Mr. Llamas was entitled to a base salary of $600,000, effective on his start date, subject to annual review along with other Company executives. Mr. Llamas was eligible to earn a target annual bonus equal to 100% of base salary upon the achievement of both financial and individual goals. Effective January 1, 2008, Mr. Llamas’ starting reference point for determining his annual incentive is the prior year’s award. In connection with joining Nielsen, he became entitled to purchase 93,750 shares of common stock of Nielsen for fair market value on the date of purchase as provided under the 2006 Stock Acquisition and Option Plan. This purchase was subsequently made in June 2007. In addition, Mr. Llamas received a stock option grant of 328,125 shares subject to the subsequent purchase of the common stock. 281,250 of the stock options were granted at $16 per share and 46,875 were granted at $32 per share. On March 18, 2010, Mr. Llamas was granted 62,500 stock options having a strike price equal to $18.40 per share, the fair market value of a Company share on the date of grant, and vesting one-third on each anniversary of the grant date. Upon his departure, Mr. Llamas forfeited 161,316 stock options. Pursuant to his option agreements, he retained and may exercise 178,694 stock options at $16 per share, 29,782 stock options at $32 per share and 20,833 stock options at $18.40 per share.

Mr. Llamas’s employment with the Company terminated effective February 28, 2011.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2010.

	Option Awards(1)(2)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
David Calhoun	2,325,000	356,250	1,068,750	16	11/22/2016	—	—
	387,500	59,375	178,125	32	11/22/2016	—	—
	52,083	104,167	—	18.40	2/25/2020	—	—

Mitchell Habib	261,563	40,078	120,234	16	3/21/2017	41,667	875,007
	43,594	6,680	20,039	32	3/21/2017	—	—

Susan Whiting	348,750	53,438	160,312	16	2/2/2017	12,500	262,500
	58,125	8,906	26,719	32	2/2/2017	—	—

Brian West	290,625	44,531	133,594	16	3/21/2017	—	—
	48,438	7,422	22,266	32	3/21/2017	—	—
	—	62,500	—	18.40	3/18/2020

Roberto Llamas	174,375	26,719	80,156	16	6/11/2017	—	—
	29,063	4,453	13,359	32	6/11/2017	—	—
	—	62,500	—	18.40	3/18/2020

(1)	The terms of each option award reported in the table above are described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table.” The exercisable options shown in Column (b) above are currently vested. The unexercisable options shown in Column (c) and (d) above are unvested. As described above, options are subject to accelerated vesting in connection with a change in control of Nielsen and, in the case of Mr. Calhoun, certain terminations of his employment with Nielsen. The options with an exercise price of $32 per share represent options granted at twice the fair market value on the date of grant. Mr. Calhoun’s grant date was November 22, 2006. The grant dates for the remaining Named Executive Officers are 10 years prior to the Option Expiration Date shown in the table above.
(2)	The option awards are subject to vesting schedules as follows: For all Named Executive Officers, the time-vested awards, which constitute 50% of the stock options, with an exercise price of $16 and $32 per share, respectively, vest 5% on grant date, and 19% on each of the five anniversaries of December 31, 2006. For Mr. Calhoun, the option awards with an exercise price of $18.40 per share will vest one-third each year on December 31, 2010, 2011 and 2012. For Messrs. West and Llamas, the option awards granted at $18.40 will vest one-third on March 18, 2011, 2012 and 2013. For the stock option awards with an exercise price of $16 per share and $32 per share, 50% of the award is considered performance-vested. This means that this portion of the awards vest in a calendar year if, and only if, the Company meets or exceeds a pre-established EBITDA target. If the Company does not meet this target, then the portion can vest in future years if the cumulative EBITDA target is met. Upon his departure, Mr. Llamas forfeited his unvested options.

Option Exercises and Stock Vested in 2010

The following table presents information regarding the value realized by each of our Named Executive Officers upon the exercise of option awards or the vesting of stock awards during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
David Calhoun	—	—	—	—
Mitchell Habib	—	—	20,833	437,493
Susan Whiting	—	—	12,500	262,500
Brian West	—	—	—	—
Roberto Llamas	—	—	—	—

(1)	This amount is based on a fair market value as of December 31, 2010 of $21.00 per share.

Pension Benefits for 2010

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
David Calhoun	—	—	—	—
Mitchell Habib	—	—	—	—
Susan Whiting	Qualified Plan	26.67	253,690	—
	Excess Plan	26.67	277,715	—
Brian West	—	—	—	—
Roberto Llamas	—	—	—	—

Assumptions for present value of accumulated benefit

Present values at December 31, 2010 were calculated using an interest rate of 5.50%, an interest credit rate of 4.25% and the RP 2000 mortality table (projected to 2012). At December 31, 2009, values were calculated using an interest rate of 6.00%, an interest credit rate of 4.50% and the RP 2000 mortality table (projected to 2012). These assumptions are consistent with those used for the financial statements of the Company’s retirement plans.

United States Retirement Plans

Effective August 31, 2006, the Company froze its United States qualified and non-qualified retirement plans. No participants may be added and no further benefits may accrue after this date. The retirement plans, as in existence immediately prior to the freeze, are described below.

We maintain a tax-qualified retirement plan (the “Qualified Plan”), a cash-balance pension plan that covers eligible United States employees who have completed at least one year of service. Prior to the freeze, we added monthly basic and investment credits to each participant’s account. The basic credit equals 3% of a participant’s eligible monthly compensation. Participants became fully vested in their accrued benefits after the earlier of five years of service or when the participant reached normal retirement age (which is the later of age 65 or the fifth anniversary of the date the participant first became eligible to participate in the plan). Unmarried participants receive retirement benefits as a single-life annuity, and married participants receive retirement benefits as a qualified joint-and-survivor annuity. Participants can elect an alternate form of payment such as a straight-life annuity, a joint-and-survivor annuity, years certain-and-life income annuity or a level income annuity option. Lump sum payment of accrued benefits is only available if the benefits do not exceed $5,000. Payment of benefits begins at the later of the participant’s termination of employment with us or reaching age 40.

We also maintain a non-qualified retirement plan (the “Excess Plan”) for certain of our management and highly compensated employees. Prior to the freeze, the Excess Plan provided supplemental benefits to individuals whose benefits under the Qualified Plan are limited by the provisions of Section 415 and/or Section 401(a)(17) of the Code. The benefit payable to a participant under the Excess Plan is equal to the difference between the benefit actually paid under the Qualified Plan and the amount that would have been payable had the applicable Code limitations not applied. Although the Excess Plan is considered an unfunded plan and there is no current trust agreement for the Excess Plan, assets have been set aside in a “rabbi trust” fund. It is intended that benefits due under the Excess Plan will be paid from this rabbi trust or from the general assets of the Nielsen entity that employs the participants.

Ms. Whiting is the only Named Executive Officer who is a participant in the Qualified Plan or the Excess Plan.

Nonqualified Deferred Compensation for 2010

Messrs. Calhoun and West received a supplementary deferred compensation contribution as part of their employment arrangements (as explained above). Both Named Executive Officers receive interest credits at 5.05% per annum.

The Company offers a voluntary nonqualified deferred compensation plan in the United States which allows selected executives the opportunity to defer a significant portion of their base salary and incentive payments to a future date. Earnings on deferred amounts are determined with reference to designated mutual funds. Ms. Whiting is the only Named Executive Officer with a balance under this plan. There is no above market rate of return given to executives as defined by the Securities and Exchange Commission.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
David Calhoun	—	—	882,795	—	17,933,367
Susan Whiting	45,000	—	942	137,880	188,758
Brian West	—	—	95,576	—	1,941,551

Note: Interest payments have not been reported in the Summary Compensation Table. For Messrs. Calhoun and West, no executive or registrant contributions were made in 2008, 2009 and 2010; therefore, no contributions are reflected in the Summary Compensation Table for any of those years. Ms. Whiting’s 2010 contributions were made from salary and are included in the Salary column in the Summary Compensation Table. She made no contributions in 2008 or 2009.

Potential Payments upon Termination or Change in Control

Severance Benefits—Termination of Employment

Mr. Calhoun

In the event Mr. Calhoun’s employment is terminated during the employment term due to death, “disability”, by the Company without “cause” or by Mr. Calhoun for “good reason” (as those terms are defined in the Restated Agreement), Mr. Calhoun will be entitled to severance pay that includes (1) payment equal to two times the sum of (a) Mr. Calhoun’s base salary, plus (b) the greater of the annual bonus paid in respect of the fiscal year preceding the fiscal year in which the termination occurs or the annual bonus paid in respect of the 2010 fiscal year; (2) a pro-rata portion of Mr. Calhoun’s bonus for the year of the termination; (3) payment of vested or accrued balances in his deferred compensation account; (4) pro-rata payment of the next installment (if any) of his Original Signing Bonus and (5) continued health and welfare benefits for Mr. Calhoun and his family members for up to two years. In the event of a change in control, any then-unvested time-based stock options will become vested and exercisable in full. Any then-unvested performance-based stock options that are eligible to become vested as of the end of 2010 or later will become vested and exercisable in full. As of December 31, 2010, the value of any accelerated vesting of options would be $7,531,250 because the per share price of the Company’s common stock ($21.00) was above the strike price of the majority of the stock options ($16), above the strike price of the February 2010 grant ($18.40) but below the strike price of the remainder of the stock options ($32). Under certain circumstances, benefits payable to Mr. Calhoun in connection with a change in control of the Company that are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code may be reduced to the highest amount that would not subject Mr. Calhoun to any excise taxes under Section 4999 of the Code.

Name	Two times the sum of Base Salary plus Annual Incentive	Annual Incentive Award	Signing Bonus	Health & Welfare Benefits	Total
David Calhoun	$8,250,000	$3,375,000	$2,004,039	$31,342	$13,660,381

Named Executive Officers Other Than Mr. Calhoun

In the event any of the other Named Executive Officers are terminated by the Company without cause or by them for good reason, they will be entitled to severance pay that includes (1) payment equal to two times the sum of their base salary plus (2) a pro-rata portion of their bonus for the year of termination and (3) continued health and welfare benefits for the executive and their family members for the term of the severance. If an executive’s employment had been terminated without cause by the Company or for good reason by the executive on December 31, 2010, they would have received total payments as shown in the following table. Additionally, they would be eligible for continued health and welfare benefits coverage for the executives and their family members for up to two years, in an amount estimated to be $12,000 for the two year period. Additionally, Mr. West would be entitled to receive his balance under the nonqualified deferred compensation arrangement as shown above. In the event of a change in control, any then-unvested time-based stock options will become vested and exercisable in full. Any then-unvested performance-based stock options will become vested and exercisable in full, if as a result of such change in control, the Sponsors realize an aggregate return of at least the amounts set forth under the stock option agreement. As of December 31, 2010, the value of any accelerated vesting of options would be $1,068,750 for Ms. Whiting, $801,563 for Mr. Habib, $1,053,125 for Mr. West and $696,875 for Mr. Llamas because the per share price of the Company’s common stock ($21.00) was above the strike price of the majority of the stock options ($16), above the strike price of the March 2010 grant ($18.40) but below the strike price of the remainder of the stock options ($32). In connection with Mr. Llamas’s departure from the Company, he became entitled to the amounts described in this paragraph.

Name	Two times Base Salary	Annual Incentive Award(1)	Health & Welfare Benefits	Total(1)
Susan Whiting	$1,800,000	$900,000	$12,000	$2,712,000
Mitchell Habib	1,500,000	1,500,000	12,000	3,012,000
Brian West	1,520,000	1,250,000	12,000	2,782,000
Roberto Llamas	1,300,000	875,000	12,000	2,187,000

Restrictive Covenants

Pursuant to Mr. Calhoun’s employment agreement, he has agreed not to disclose any Company confidential information at any time during or after his employment with Nielsen. In addition, Mr. Calhoun has agreed that, for a period of two years following a termination of his employment with Nielsen, he will not solicit or hire Nielsen’s employees or solicit Nielsen’s customers or materially interfere with any of Nielsen’s business relationships. He also agrees not to act as an employee, investor or in another significant function in any business that directly or indirectly competes with any business of the Company.

Pursuant to the severance agreements of the other Named Executive Officers, they have agreed not to disclose any Company confidential information at any time during or after their employment with Nielsen. In addition, they have agreed that, for a period of two years following a termination of their employment with Nielsen, they will not solicit Nielsen’s employees or customers or materially interfere with any of Nielsen’s business relationships. They also agree not to act as an employee, investor or in another significant function in any business that directly or indirectly competes with any business of the Company.

In the event a Named Executive Officer breaches the restrictive covenants, in addition to all other remedies that may be available to the Company, the Named Executive Officer will be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of the options or shares of common stock underlying the options held by the officer.

2006 Stock Acquisition and Option Plan

On December 7, 2006, the Company adopted the 2006 Stock Acquisition and Option Plan for Key Employees of Valcon Acquisition Holding B.V. and its Subsidiaries, as amended (the “2006 Stock Acquisition and Option Plan”), including executives of Nielsen. The 2006 Stock Acquisition and Option Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, purchase stock, restricted stock, dividend equivalent rights, and other stock-based awards to designated employees of Nielsen and its affiliates. As of December 31, 2010, 22,675,000 shares of common stock of Nielsen were authorized for award or purchase under the 2006 Stock Acquisition and Option Plan. The number of shares issued or reserved pursuant to the 2006 Stock Acquisition and Option Plan (or pursuant to outstanding awards) is subject to adjustment for mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in the common stock of Nielsen. Shares of common stock covered by awards that terminate or lapse and shares delivered by a participant or withheld to pay the minimum statutory withholding rate, in each case, will again be available for grant under the 2006 Stock Acquisition and Option Plan. Shares of common stock that are acquired pursuant to the 2006 Stock Acquisition and Option Plan will be subject to the Management Stockholder’s Agreement. This agreement places restrictions on the shareholder’s right to transfer and vote his or her shares and provides for call rights on the shares and stock options in the event the shareholder’s employment terminates prior to a change in control of Nielsen or the date on which the Original Sponsors’ ownership in the Company falls below 33 1/3% of their original ownership.

Stock Incentive Plan

In connection with our IPO, we implemented the Nielsen Holdings 2010 Stock Incentive Plan (the “Stock Incentive Plan”). The following description of the Stock Incentive Plan is not complete and is qualified by reference to the full text of the Stock Incentive Plan, which was filed as Exhibit 10.24 to the Registration Statement on form S-1 filed by us on August 2, 2010. The Stock Incentive Plan is the source of new equity-based awards permitting us to grant to our key employees, directors and other service providers the following types of awards: incentive stock options (within the meaning of Section 422 of the Code), non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other awards valued in whole or in part by reference to shares of our common stock and performance-based awards denominated in shares or cash.

Administration. The Compensation Committee administers the Stock Incentive Plan. However, our Board of Directors may take any action delegated to the Compensation Committee under the Stock Incentive Plan as it deems necessary. The Compensation Committee determines who will receive awards under the Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards and the terms and conditions of the awards consistent with the terms of the Stock Incentive Plan. The Compensation Committee has sole and absolute discretion to interpret and administer the Stock Incentive Plan, and any determinations will be final and binding on all parties concerned. The Compensation Committee may also correct any defect or supply any omission to reconcile any inconsistency in the Plan.

Shares Subject to the Stock Incentive Plan. The total number of shares of our common stock which may be issued under the Stock Incentive Plan is 12,120,000, plus the shares of common stock remaining available for award under the 2006 Stock Acquisition and Option Plan as of the effective date of the Stock Incentive Plan. The maximum number of shares for which incentive stock options may be granted is 6,060,000. The maximum number of shares in respect of which stock options or stock appreciation rights may be granted to any participant during any fiscal year of the Company is 1,250,000.

We will make available the number of shares of our common stock necessary to satisfy the maximum number of shares that may be issued under the Stock Incentive Plan. The shares of our common stock underlying (i) any award granted under the Stock Incentive Plan and (ii) any award that is outstanding as of the effective date of the Stock Incentive Plan under the 2006 Stock Acquisition and Option Plan, in any such case that are forfeited, terminated, canceled or expire unexercised; withheld or tendered to satisfy tax withholding obligations, the aggregate purchase price on the exercise of stock options or the purchase price for any other award granted under the Stock Incentive Plan or repurchased by us, in each case, will again become available for awards under the Stock Incentive Plan. Further, if an award is settled in cash, shares in respect of such award will also become available for awards. Awards may be made under the Stock Incentive Plan in substitution for outstanding awards previously granted by a company that is acquired by us, but the shares subject to such substituted awards will not be counted against the aggregate number of shares otherwise available for awards under the Stock Incentive Plan.

No award may be granted under the Stock Incentive Plan after the tenth anniversary of the effective date of the plan, but awards granted prior to such date may extend beyond such tenth anniversary, except that an automatic exercise through a net settlement of both the exercise price and the minimum withholding taxes will occur if the date on which the portion of the option is scheduled to expire falls during our blackout trading period applicable to the participant and the exercise price per share of such portion of the option is less than the fair market value of our common stock on the date of such automatic exercise. To the extent Dutch law requires it, awards granted pursuant to the Stock Incentive Plan (to the extent they constitute options or other rights to acquire shares) will be deemed to have been granted subject to the approval of such award by the Board (to the extent so delegated to the Board by the shareholders) or by our shareholders themselves at an annual meeting. No such authority from the Board or the shareholders is required for the issuance of shares upon exercise of a validly granted award.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified or incentive stock options under the Stock Incentive Plan. Stock options granted under the Stock Incentive Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted.

Except with respect to substitute awards, the exercise price per share for any stock option awarded will not be less than the fair market value of a share of our common stock on the day the stock option is granted. To the extent required by Netherlands law, the option price will not be less than the nominal value per share in respect of which the option is being exercised. The exercise price of a stock option may be paid (1) in cash or its equivalent; (2) unless otherwise required by the Compensation Committee, in shares of our common stock having a fair market value equal to the aggregate stock option exercise price for the shares being purchased and upon satisfaction of such other requirements as may be imposed by the Compensation Committee; (3) unless otherwise required by the Compensation Committee, partly in cash and partly in shares of our common stock;

(4) if there is a public market for shares of our common stock at such time, through the delivery of irrevocable instructions to a broker to sell shares of our common stock obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of our common stock being purchased; or (5) through a net settlement feature as described in the Stock Incentive Plan (i.e., having a number of shares with a fair market value equal to the aggregate exercise price of the portion of the option to be exercised withheld by us from the number of shares that would have otherwise been received). The repricing of a stock option, after it has been granted, is prohibited without prior approval of our shareholders.

The Compensation Committee may grant options that are intended to be “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code and will comply with the requirements of Section 422 of the Code. No ISO may be granted to a participant who at the time of the grant owns more than 10% of the total combined voting power of all classes of our stock, unless (i) the option price for such ISO is at least 110% of the fair market value of a share on the date the ISO is granted, and (ii) the date on which the ISO terminates is not later than the day preceding the fifth anniversary of the day the ISO is granted. All options are intended to be non-qualified stock options, unless the applicable award agreement explicitly states that the option is intended to be an ISO.

The Compensation Committee may grant stock appreciation rights independent of or in connection with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted, except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Further, the exercise price of a stock appreciation right that is granted in exchange for an option may be less than the fair market value if such exercise price is equal to the option price of the exchanged option. To the extent required by Dutch law, the exercise price per share of a stock appreciation right will not be less than the nominal value per share in respect of which the stock appreciation right is being exercised. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of our common stock over (B) the exercise price per share, multiplied by (ii) the number of shares of our common stock covered by the stock appreciation right. Each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender to us the stock option and to receive in exchange such amount. Payment will be made in shares of our common stock and/or cash (any share of our common stock valued at fair market value), as determined by the Compensation Committee. The repricing of a stock appreciation right, after it has been granted, is prohibited without prior approval of our shareholders.

Other Stock-Based Awards. The Compensation Committee in its sole discretion may grant or sell awards of shares of our common stock, restricted stock, RSUs and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our common stock. Any of these other stock-based awards will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of our common stock (or the equivalent cash value of such shares of our common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Compensation Committee may in its discretion determine whether other stock-based awards will be payable in cash, shares of our common stock, or a combination of both cash and shares. To the extent required by Dutch law, the price paid per share for shares awarded in respect of other stock-based awards will not be less than the nominal value of the underlying share.

Performance-Based Awards. The Compensation Committee in its sole discretion may grant certain awards that are denominated in shares or cash and may include awards of options, stock appreciation rights and other stock-based awards, to be granted in a manner which is intended to be deductible by us under Section 162(m) of the Code (such awards, “Performance-Based Awards”). To the extent required by Netherlands law, the price paid per share for shares awarded in respect of Performance-Based Awards will not be less than the nominal value of the underlying share.

Performance-Based Awards will be subject to the terms and conditions established by the Compensation Committee and will be based upon one or more of the following performance criteria: (1) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (2) EBITDA; (3) adjusted EBITDA, (4) operating income; (5) net income; (6) adjusted cash net income; (7) adjusted cash net income per share; (8) net income per share; (9) book value per share; (10) return on members’ or shareholders’ equity; (11) expense management; (12) return on investment; (13) improvements in capital structure; (14) profitability of an identifiable business unit or product; (15) maintenance or improvement of profit margins; (16) stock price; (17) market share; (18) revenue or sales; (19) costs; (20) cash flow; (21) working capital; (22) multiple of invested capital; (23) total return; and (24) such other objective performance criteria as determined by the Compensation Committee in its sole discretion to the extent such criteria would be permissible performance criteria under Section 162(m) of the Code. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Compensation Committee will determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items. The Compensation Committee will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, during any period when Section 162(m) of the Code is applicable to us, will so certify and ascertain the amount of the applicable Performance-Based Award. During any period when Section 162(m) of the Code is applicable to us, no Performance-Based Awards will be paid to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

The amount of the Performance-Based Award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the Performance-Based Award determined by the Compensation Committee for a performance period will be paid to the participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award. The maximum amount of a Performance-Based Award granted in respect of any performance period that may be earned by a participant during each fiscal year of the Company covered by the performance period will be (i) with respect to Performance-Based Awards that are denominated in shares, 625,000 shares, and (ii) with respect to Performance-Based Awards that are denominated in cash, $10,000,000.

Adjustments upon Certain Events. In the event of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of shares of our common stock or other corporate exchange, any equity restructuring as defined by FASB Accounting Standards Codification 718, or any distribution to shareholders other than regular cash dividends, or any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems reasonably necessary to address, on an equitable basis, the effect of such event as to (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Stock Incentive Plan or pursuant to outstanding awards, (2) the maximum number of shares for which stock options or stock appreciation rights may be granted during a fiscal year to any participant, (3) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any participant, (4) the option price or exercise price of any option or stock appreciation right and/or (5) any other affected terms of such awards.

Change in Control. In the event of a “change in control” (as defined below) after the effective date of the Stock Incentive Plan, the Stock Incentive Plan provides that:

(1) if the successor or acquiring entity in the change in control does not agree to provide for the issuance of substitute awards on an equitable basis in a manner consistent with the relevant adjustment provisions of the Stock Incentive Plan (described above), as determined by the Compensation Committee in its sole discretion, then either (A) any outstanding awards held by a participant which are unexercisable or otherwise unvested or subject to lapse restrictions and are not assumed by a successor corporation will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions and (B) the Compensation Committee will (i) cancel the awards for fair value (as determined in the sole discretion of the Compensation Committee), or (ii) provide that, with respect to any awards that are stock options, for a period of at least ten days prior to the change in control, awards will be exercisable to the extent applicable as to all shares subject thereto and that upon the occurrence of the change in control, awards will terminate and be of no further force and effect;

(2) if the successor or acquiring entity does agree to provide for the issuance of substitute awards, then any outstanding awards held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions will not automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of the change in control, provided that if at any time during the two-year period following the change in control, the participant’s employment with us and our subsidiaries is terminated under a circumstance that would make the participant eligible to receive payment of severance compensation pursuant to our severance plan, policy or other arrangement, as of such date of termination, then any then unvested awards outstanding will become automatically deemed exercisable or otherwise vested or no longer subject to lapse restrictions; and

(3) if the Compensation Committee establishes terms for the vesting or exercisability of any award in connection with a change in control that varies from the provisions set forth in the Stock Incentive Plan, then the same such terms must apply to all other awards having substantially similar vesting or exercisability terms that are held by all other participants as of such time.

A change in control, as defined in the Stock Incentive Plan, occurs upon (1) the sale or disposition of all or substantially all of our assets to any person or group other than the permitted holders; (2) any person or group, other than the permitted holders, becoming the beneficial owner of more than 50% of the total voting power of our voting stock, or any entity which controls us, such person will be deemed to have beneficial ownership of all shares that they have the right to acquire, whether such right is exercisable immediately or only after the passage of time; (3) a reorganization, recapitalization, merger or consolidation involving the company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of our Board of Directors or the Board of Directors of the corporation resulting from such transaction are held subsequent to such transaction by the person or persons who were the beneficial owners of the outstanding voting securities entitled to vote generally in the election of our Board of Directors immediately prior to such transaction; (4) during any rolling twenty-four month period, individuals who at the beginning of such period constituted our Board of Directors, together with any new Directors whose election by such board or whose nomination for election by our shareholders was approved by a vote of a majority of our Board of Directors who were either Directors at the beginning of this period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our Board of Directors then in office, however individuals who were elected or nominated as a director as a result of an actual or threatened contest with respect to Directors or an actual or threatened solicitation of proxies by any person other than our Board of Directors, or individuals who were elected or nominated as a director pursuant to an agreement between Valcon Acquisition Holding (Luxembourg) S.à r.l., a private limited company incorporated under the laws of Luxembourg (“Luxco”) or among one or more of the Sponsors and a third party under which Luxco or any Sponsor is required to nominate such director will not be considered in this determination; or (5) any transaction resulting in any person or group, other than any of the Sponsors or their affiliates, obtaining direct or indirect beneficial ownership of more than 50% of the voting rights attached to the entire issued share capital of Luxco.

Forfeiture and Clawback. The Compensation Committee may in its sole discretion specify in an award or a policy that is incorporated into an award by reference that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Transferability. Unless otherwise determined by the Compensation Committee, no award granted under the Stock Incentive Plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

Amendment and Termination. Our Board of Directors may amend, alter or discontinue the Stock Incentive Plan or any outstanding award, but no amendment, alteration or discontinuance will be made (1) without the approval of our shareholders, to the extent such approval is required by or desirable to satisfy the requirements of any applicable law, regulation or other rule, including listing standards of the securities exchange that is the principal market for the shares of our common stock or (2) without the consent of a participant, if such action would materially and adversely affect any of the rights of the participant under any award theretofore granted to such participant under the Stock Incentive Plan; provided, however, that the Compensation Committee may amend the Stock Incentive Plan in such manner as it deems necessary to permit the Stock Incentive Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

Federal Income Tax Consequences

Under present federal tax laws, awards under the Stock Incentive Plan have the following consequences:

•	The grant of an option does not by itself result in the recognition of taxable income to an option recipient nor entitle us to a tax deduction at the time of such grant.

•

The exercise of an option which is an “incentive stock option” within the meaning of Section 422 of the Code generally does not, by itself, result in the recognition of taxable income to an option recipient nor entitle us to a deduction at the time of such exercise. However, the difference between the option exercise price and the fair market value of our common stock on the date of option exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax for an option recipient. An option recipient recognizes capital gain or loss upon resale of the shares of our common stock received pursuant to the exercise of incentive stock options, provided that such shares are held for at least one year after transfer of the shares or two years after the grant of the option, whichever is later. Generally, if the shares are not held for that period, the option recipient recognizes ordinary income upon disposition in an amount equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, or, if less, the sales proceeds of the shares acquired pursuant to the option.

•

The exercise of a non-incentive stock option results in the recognition of ordinary income by the option recipient on the date of exercise in an amount equal to the difference between the exercise price and the fair market value of our common stock acquired pursuant to the option. To the extent permitted by the Compensation Committee, the option recipient may elect to pay a portion or all of the resulting taxes by (i) delivery of shares, if such shares have been held by the option recipient for a required period of time, or (ii) with respect to minimum withholding amounts, shares with a fair market value equal to the amount withheld by us from any shares that would otherwise have been received by the option recipient (i.e. through a “net settlement” of such minimum tax withholding due).

•	We are allowed a tax deduction for federal tax purposes equal to the amount of ordinary income recognized by an option recipient at the time the option recipient recognizes such ordinary income.

•

Stock awards awarded under the Stock Incentive Plan are generally taxable to the recipient at the time that such awards become earned and non-forfeitable, based upon the fair market value of such stock at the time of such vesting. Alternatively, a recipient may make an election pursuant to Section 83(b) of the Code within 30 days of the date of the transfer of such stock award to elect to include in gross income for the current taxable year the fair market value of such award. Such election must be filed with the Internal Revenue Service within 30 days of the date of the transfer of the stock award. We are allowed a tax deduction for federal tax purposes as a compensation expense equal to the amount of ordinary income recognized by a recipient of stock awards and any payments related to dividends at the time the recipient recognizes taxable ordinary income.

•

Stock appreciation rights do not have federal income tax consequences for us or for recipients at the time of grant. When a stock appreciation right is exercised, the fair market value of the shares of common stock delivered in settlement of the stock appreciation right is included in the recipient’s gross income for federal income tax purposes, and we may be entitled to claim a federal tax deduction for a like amount.

Section 162(m) of the Code imposes a $1 million cap on federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers during any fiscal year unless the compensation is “performance-based” under Section 162(m) of the Code. Under a special exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our IPO will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m) of the Code), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of shareholders at which Directors are elected after the close of the third calendar year following the year in which the public offering occurs. We anticipate that both the Stock Incentive Plan and the Annual Incentive Plan (described below) will be eligible for this exception. However, to the extent Section 162(m) of the Code does apply, the Stock Incentive Plan and the Annual Incentive Plan (described below) have been designed to comply with the performance-based compensation exceptions available under Section 162(m) of the Code.

Executive Annual Incentive Plan

The following description of the Nielsen Holdings Executive Annual Incentive Plan, or the “Annual Incentive Plan”, is not complete and is qualified by reference to the full text of the Annual Incentive Plan, which can was filed as Exhibit 10.25 to the Registration Statement on Form S-1 filed on August 2, 2010. Our Board of Directors adopted the Annual Incentive Plan, and received approval of such plan by our shareholders, prior to our IPO.

Purpose. The Annual Incentive Plan is a bonus plan designed to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration. The Annual Incentive Plan is administered and interpreted by the Compensation Committee. However, our Board of Directors may take any action delegated to the Compensation Committee under the Annual Incentive Plan as it deems necessary. The Compensation Committee may delegate its authority under the Annual Incentive Plan, except in cases where such delegation would disqualify compensation paid under the Annual Incentive Plan intended to be exempt under Section 162(m) of the Code.

Eligibility; Awards. Awards may be granted to our officers and key employees in the sole discretion of the Compensation Committee. The Annual Incentive Plan provides for the payment of incentive bonuses in the form of cash, or, at the sole discretion of the Compensation Committee, in awards under the Stock Incentive Plan. For performance-based bonuses intended to comply with the performance-based compensation exemption under Section 162(m) of the Code, by no later than the end of the first quarter of a given performance period (or such, the Compensation Committee will establish such target incentive bonuses for each individual participant in the

Annual Incentive Plan. However, the Compensation Committee may in its sole discretion grant such bonuses, if any, to such participants as the Compensation Committee may choose, in respect of any given performance period, that is not intended to comply with the performance-based exemption under Section 162(m) of the Code. No participant may receive a bonus under the Annual Incentive Plan, with respect of any fiscal year, in excess of $7,500,000.

Performance Goals. The Compensation Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a shorter period, as determined by the Compensation Committee. No later than the last day of the first quarter of a given performance period begins (or such other date as may be required or permitted by Section 162(m) of the Code to the extent applicable to us and the Annual Incentive Plan), the Compensation Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Compensation Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA, (iv) operating income; (v) net income; (vi) adjusted cash net income; (vii) adjusted cash net income per share; (viii) net income per share; (ix) book value per share; (x) return on members’ or shareholders’ equity; (xi) expense management; (xii) return on investment; (xiii) improvements in capital structure; (xiv) profitability of an identifiable business unit or product; (xv) maintenance or improvement of profit margins; (xvi) stock price; (xvii) market share; (xviii) revenue or sales; (xiv) costs; (xx) cash flow; (xxi) working capital; (xxii) multiple of invested capital; (xxiii) total return; and (xxiv) such other objective performance criteria as determined by the Compensation Committee in its sole discretion to the extent permitted by Section 162(m) of the Code. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee will determine. The performance measures and objectives established by the Compensation Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends, the Compensation Committee will (x) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) for each participant employed as of the date on which bonuses under the plan are payable, unless otherwise determined by the Compensation Committee (to the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the Annual Incentive Plan), the actual bonus to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Compensation Committee may deem appropriate and (y) cause such bonus to be paid to such participant. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Annual Incentive Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s target incentive bonus.

To the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the Annual Incentive Plan, unless otherwise determined by the Compensation Committee, if a participant is hired or rehired by us after the beginning of a performance period (or such corresponding period if the performance period is not a fiscal year) for which a bonus is payable, such participant may, if determined by the Compensation Committee, receive an annual bonus equal to the bonus otherwise payable to such participant based upon our actual performance for the applicable performance period or, if determined by the Compensation Committee, based upon achieving targeted performance objectives pro-rated for the days of employment during such period or such other amount as the Compensation Committee may deem appropriate.

Forfeiture and Clawback. In addition to any otherwise applicable conditions under the Annual Incentive Plan, the Compensation Committee may, in its sole discretion, but acting in good faith, direct that we recover all or a portion of any bonus payable under the Annual Incentive Plan upon the occurrence of a breach of noncompetition, confidentiality or other restrictive covenants that may apply to a participant, or the restatement of our financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

Change in Control. If there is a change in control (as defined in the Stock Incentive Plan, as described above), the Compensation Committee, as constituted immediately prior to the change in control, will determine in its sole discretion whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the change in control occurs and for any completed performance period for which a determination under the plan has not been made.

Termination of Employment. If a participant dies or becomes disabled prior to date on which bonuses under the Annual Incentive Plan for the applicable performance period are payable, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based on actual company performance for the applicable performance period or, if determined by the Compensation Committee, based upon achieving targeted performance objectives, pro-rated for the days of employment during the performance period. Unless otherwise determined by the Compensation Committee, if a participant’s employment terminates for any other reason, such participant will not receive a bonus.

Payment of Awards. Payment of any bonus amount is made to participants as soon as is practicable after the Compensation Committee certifies that one or more of the applicable performance objectives has been attained or after the Compensation Committee determines the amount of such bonus. All payments thus made will be in accordance with or exempt from the requirements of Section 409A of the Code.

Amendment and Termination of Plan. Our Board of Directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the Annual Incentive Plan, subject to shareholder approval if such approval is necessary to continue to qualify the amounts payable under the Annual Incentive Plan under Section 162(m) of the Code if such amounts are intended to be so qualified; provided, that no such amendment, suspension, discontinuance or termination will adversely affect the rights or any participant in respect of any fiscal year that has already begun. Unless earlier terminated, the Annual Incentive Plan will expire on the day immediately prior to our first shareholder meeting at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO of the company occurs.

DIRECTOR COMPENSATION

2010 Compensation

As of December 31, 2010, the Supervisory Board of The Nielsen Company B.V. consisted of fourteen members (Mr. Hobbs resigned effective November 18, 2010). Ten of the 14 members are representatives of the Original Sponsors and received no compensation for their services as board members.

The following table presents information regarding the compensation paid or accrued during 2010 to members or their affiliates of the Supervisory Board of The Nielsen Company B.V.

Name	Fees Earned or Paid in Cash as a Member of Supervisory Board ($)	Fees Earned or Paid in Cash as a Member of the Audit Committee ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Gerald S. Hobbs	52,908	10,582			63,490
Michael S. Chae	—	—			—
Patrick Healy	—	—			—
Iain Leigh	—	—			—
Alexander Navab	—	—			—
Scott Schoen	—	—			—
James A. Attwood	—	—			—
Richard J. Bressler	—	—			—
James Kilts	52,908	—			52,908
Robert Pozen(2)	40,000	6,667	120,000	146,250	312,917
Robert Reid	—	—			—
Eliot Merrill	—	—			—
Simon Brown	—	—			—
Javier G. Teruel(3)	23,050	3,842			26,892
Karen M. Hoguet(4)	7,200	1,200			8,400

Payments for Messrs. Hobbs and Kilts were paid in Euros but converted to US$ above at a rate of €1 = $1.3227 which is the average exchange rate for 2010. Payments for new Board members in 2010, including Messrs. Pozen, Teruel and Ms. Hoguet, were made in U.S.$.

(1)	Represents the aggregate fair value of restricted stock unit and stock options awarded to the member of the Supervisory Board calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation.
(2)	Mr. Pozen became a member of the Supervisory Board effective May 1, 2010. Mr. Pozen was also appointed to the Audit Committee of the Supervisory Board. Effective May 1, 2010, as a member of the board, Mr. Pozen receives an annual retainer of $60,000. The Company will pay a meeting fee of $2,000 for each meeting of the board over the five regularly scheduled meetings. As a member of the Audit Committee, Mr. Pozen receives an annual retainer of $10,000. The Company will also issue annually a number of stock options having a value, as determined by the Company, of $100,000. On the date of his appointment 15,625 stock options were issued to Mr. Pozen at the fair market value as of such date which will vest in four quarterly installments and have a term of ten years from the date of grant. Mr. Pozen also received a one-time grant of 6,250 restricted stock units to fully vest in 18 months. On December 31, 2010, Mr. Pozen held 15,625 stock options and 6,250 restricted stock units.
(3)

Mr. Teruel became a member of the Supervisory Board effective August 13, 2010. Mr. Teruel was also appointed to the Audit Committee of the Supervisory Board. Effective August 13, 2010, as a member of the board, Mr. Teruel receives an annual retainer of $60,000. The Company will pay a meeting fee of $2,000 for each meeting of the board over the five regularly scheduled meetings. As a member of the Audit Committee, Mr. Teruel receives an annual retainer of $10,000. The Company will also issue annually a number of stock options having a value, as determined by the Company, of $100,000, which will be issued at the fair market value as of the date of grant, will vest in four quarterly installments, and will have a term of ten years from the date of grant. On January 25, 2011, options to purchase 12,515 shares of the Company’s common stock were granted to Mr. Teruel at the fair market value as of such date, which will vest in four substantially equal quarterly installments and have a term of 10 years from the date of grant.

(4)	Ms. Hoguet became a member of the Supervisory Board effective November 18, 2010. Ms. Hoguet was also appointed to the Audit Committee of the Supervisory Board. Effective November 18, 2010, as a member of the board, Ms.Hoguet receives an annual retainer of $60,000. The Company will pay a meeting fee of $2,000 for each meeting of the board over the five regularly scheduled meetings. As a member of the Audit Committee, Ms. Hoguet receives an annual retainer of $10,000. The Company will also issue annually a number of stock options having a value, as determined by the Company, of $100,000, which will be issued at the fair market value as of the date of grant, will vest in four quarterly installments, and will have a term of ten years from the date of grant. On January 25, 2011, options to purchase 12,515 shares of the Company’s common stock were granted to Ms. Hoguet at the fair market value as of such date, which will vest in four substantially equal quarterly installments and have a term of 10 years from the date of grant.

Director Compensation since our Initial Public Offering

Dutch law requires the shareholders to adopt a general compensation policy applicable to the Board of Directors of Nielsen and covering, among other things, fixed and variable compensation and stock option plans. Our shareholders have adopted such a general policy. Our articles of association provide, consistent with applicable Dutch law, that the board may decide on the individual compensation applicable to our directors, within the framework permitted by the approved general compensation policy. In making its decision, our board will be assisted by the compensation committee. The executive director will not participate in the board’s discussion regarding his compensation. To the extent the board decides to include in the compensation package for directors a stock option plan, then such plan (at an aggregated level for all directors stating the number of options that may be granted and the material terms) is subject to the approval of our shareholders. Our stock option plan applicable to our executive director has been approved by our shareholders.

Each of our non-executive directors who are not affiliated with the Sponsors receives an annual cash retainer of $60,000. Members of the audit committee, the compensation committee and the nomination and corporate governance committee who are not affiliated with the Sponsors each receives annual compensation of $10,000, $5,000 and $5,000, respectively, and the chairperson of each of these committees receives annual compensation of $15,000, $10,000 and $10,000 respectively. Non-executive directors who are not affiliated with the Sponsors receives $2,000 of additional compensation for each meeting attended in excess of five meetings in one year. We will also issue annually to each of our non-executive directors who are not affiliated with the Sponsors a number of stock options having a value, as determined by the Company, of $100,000, which will be issued on the date of appointment, or as soon as practicable thereafter, with an exercise price equal to the fair market value on the date of issuance. These options will vest in four quarterly installments and will have a term of ten years from the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth equity compensation plan information regarding options to purchase shares of the Company’s common stock at December 31, 2010.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	16,699,376	(2)	$17.58	15,231,295
Equity compensation plans not approved by security holders	0		0	0

Total	16,699,376	(2)	$17.58	15,231,295

(1)	These shares may be issued pursuant to the Stock Incentive Plan.
(2)	Includes 47,917 restricted stock units.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding beneficial ownership of Nielsen’s capital stock as of February 1, 2011 with respect to:

•	each person or group of affiliated persons known by Nielsen to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

•	each of Nielsen’s directors;

•	each of Nielsen’s Named Executive Officers; and

•	all directors and nominees and executive officers as a group.

Investment funds associated with or designated by the Sponsors own shares of Nielsen indirectly through their holdings in Luxco. As of February 1, 2011, Luxco owned 270,746,445 shares (or approximately 76%) of the common stock of Nielsen. The Named Executive Officers own shares of Nielsen directly.

Percentage computations are based on 358,202,191 shares of our common stock outstanding as of February 1, 2011. As of February 1, 2011, there were 8,334 holders of record of our common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percentage
Valcon Acquisition Holding (Luxembourg) S.à r.l.(1)	270,746,445	75.6%
AlpInvest Partners(2)	18,773,239	5.2%
The Blackstone Group(3)	55,095,361	15.4%
The Carlyle Group(4)	55,095,354	15.4%
Hellman & Friedman(5)	26,527,387	7.4%
Kohlberg Kravis Roberts & Co.(6)	55,938,988	15.6%
Thomas H. Lee Partners(7)	55,938,990	15.6%
James A. Attwood, Jr.	—	—
Richard J. Bressler	—	—
Simon Brown	—	—
Michael S. Chae	—	—
Patrick Healy	—	—
Karen M. Hoguet	—	—
James M. Kilts	—	—
Iain Leigh	—	—
Eliot P. S. Merrill	—	—
Alexander Navab	—	—
Robert Pozen	11,719	*
Robert Reid	—	—
Scott A. Schoen	—	—
Javier G. Teruel	—	—
David L. Calhoun	4,014,583	1.1%
Susan Whiting	525,482	*
Roberto Llamas(8)	297,188	*
Brian West	417,188	*
Mitchell Habib	428,499	*
All Directors and Executive Officers as a Group (22 persons)	6,853,029	1.9%

*	less than 1%
(1)	Valcon Acquisition Holding (Luxembourg) S.à r.l. (“Luxco”) is a private limited company incorporated under the laws of Luxembourg, the equity interests of which are held by the Sponsors. The address of Luxco is c/o Nielsen Holdings N.V., 770 Broadway Avenue, New York, NY 10003.

(2)	AlpInvest Partners CS Investments 2006 C.V. (“Investments 2006”) beneficially owns 27,805 ordinary shares of Luxco (“Ordinary Shares”) and 8,962,078 Yield Free Convertible Preferred Equity Certificates of Luxco (“YFCPECs”). The YFCPECs are convertible into ordinary shares of Luxco at any time at the option of Luxco or at the option of the holders thereof. The general partner of Investments 2006 is AlpInvest Partners 2006 B.V., whose managing director is AlpInvest Partners N.V. (“AlpInvest NV”). AlpInvest NV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Investments 2006. AlpInvest NV disclaims beneficial ownership of such shares. AlpInvest Partners Later Stage Co-Investments IIA C.V. (“LS IIA CV”) beneficially owns 280 Ordinary Shares and 50,666 YFCPECs. AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (“LS IIA BV”) holds the shares as a custodian for LS IIA CV. The general partner of LS IIA CV is AlpInvest Partners Later Stage Co-Investments Management IIA B.V., whose managing director is AlpInvest NV. AlpInvest NV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by LS IIA BV. AlpInvest NV disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this footnote is Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands. Volkert Doeksen, Paul de Klerk, Wim Borgdorff and Erik Thyssen, in their capacities as managing directors of AlpInvest NV, effectively have the power to exercise voting and investment control over the shares held by Investments 2006 and LS IIA BV when two of them act jointly. Each of Messrs. Doeksen, De Klerk, Borgdorff and Thyssen disclaims beneficial ownership of such shares.
(3)	Blackstone Capital Partners (Cayman) V L.P. (“BCP V”) beneficially owns 38,695 Ordinary Shares and 12,418,075 YFCPECs. Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) beneficially owns 1,220 Ordinary Shares and 390,752 YFCPECs. Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”) beneficially owns 2,745 Ordinary Shares and 880,769 YFCPECs. Blackstone Participation Partnership (Cayman) V L.P. (“BPPV”) beneficially owns 250 Ordinary Shares and 80,442 YFCPECs. Blackstone Capital Partners (Cayman) V-A, L.P. (“BCP V-A”) beneficially owns 35,830 Ordinary Shares and 11,496,981 YFCPECs. BCP (Cayman) V-S L.P. (“BCP V-S”) beneficially owns 3,070 Ordinary Shares and 984,684 YFCPECs. BCP V Co-Investors (Cayman) L.P. (“BCPVC” and, collectively with BCP V, BFIP V, BFIP V-SMD, BPPV, BCP V-A and BCP V-S, the “Blackstone Funds”) beneficially owns 620 Ordinary Shares and 198,728 YFCPECs. Blackstone Management Associates (Cayman) V, L.P. (“BMA”) is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs of Luxco. Mr. Stephen A. Schwarzman is director and controlling person of BLRA and as such may be deemed to share beneficial ownership of the Ordinary Shares and YFCPECs of Luxco controlled by BLRA. Mr. Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone Funds, BMA and BLRA is c/o Walkers SPV Limited, P.O. Box 908 GT, George Town, Grand Cayman. The address of Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.
(4)

Carlyle Partners IV Cayman, L.P. (“CP IV”) beneficially owns 64,970 Ordinary Shares and 20,847,394 YFCPECs. CP IV’s general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. CP IV Coinvestment Cayman, L.P (“CPIV Coinvest”) beneficially owns 2,620 Ordinary Shares and 841,958 YFCPECs. CPIV Coinvest’s general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. CEP II Participations S.à r.l. SICAR (“CEP II P”) beneficially owns 14,840 Ordinary Shares and 4,761,076 YFCPECs (the Ordinary Shares and YFCPECs beneficially owned by CP IV, CPIV Coinvest and CEP II P are collectively referred to as the “Carlyle Shares”). CEP II P is directly or indirectly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. The general partner of TC Group Cayman Investment Holding, L.P. is TCG Holdings Cayman II, L.P. The general partner of TCG Holdings Cayman II, L.P. is DBD Cayman Ltd. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd., a Cayman Islands exempted limited liability company. DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the Carlyle Shares. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein and all action relating to the investment and disposition of the Carlyle Shares requires their approval. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein each disclaim beneficial ownership of the Carlyle Shares. The Class B member of DBD Cayman Holdings, Ltd. is Carlyle Offshore Partners II Ltd., which has voting power over the Carlyle Shares. The sole shareholder of Carlyle Offshore Partners II Ltd. is Carlyle Offshore Partners II Holdings, Ltd., which in turn has 13 members, each of whom disclaims beneficial ownership of the Carlyle Shares. The address of CEP II P is 2 Avenue Charles de Gaulle, Luxembourg L-1653, Luxembourg; the address of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, D.C. 20004; the address of all other entities listed is c/o Walker Corporate Services Limited, Walker House, Mary Street, George Town, Grand Cayman KY-1-9005 Cayman Islands.

(5)	The Luxco shares shown as owned by Hellman & Friedman Investors V (Cayman), Ltd. are owned of record by (i) Hellman & Friedman Capital Partners V (Cayman), L.P., which owns 34,801 Ordinary Shares and 11,191,867 YFCPECs, (ii) Hellman & Friedman Capital Partners V (Cayman Parallel), L.P., which owns 4,874 Ordinary Shares and 1,537,166 YFCPECs, and (iii) Hellman & Friedman Capital Associates V (Cayman), L.P., which owns 10 Ordinary Shares and 6,359 YFCPECs. Hellman & Friedman Investors V (Cayman), Ltd. is the sole general partner of Hellman & Friedman Capital Associates V (Cayman), L.P. and Hellman & Friedman Investors V (Cayman), L.P. Hellman & Friedman Investors V (Cayman), L.P., in turn, is the sole general partner of each of Hellman & Friedman Capital Partners V (Cayman), L.P. and Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. Hellman & Friedman Investors V (Cayman), Ltd. is owned and controlled by 12 shareholders, none of whom own more than 9.9% of Hellman & Friedman Investors V (Cayman), Ltd. Hellman & Friedman Investors V (Cayman), Ltd. has formed a five-member investment committee (the “Investment Committee”) that serves at the discretion of the company’s Board of Directors and makes recommendations to the Board with respect to matters presented to it. Members of the Investment Committee are F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer. Each of the members of the Investment Committee and the shareholders of Hellman & Friedman Investors V (Cayman), Ltd. disclaim beneficial ownership of any Luxco shares beneficially owned by Hellman & Friedman Investors V (Cayman), Ltd. except to the extent of their pecuniary interest therein. Mr. Healy serves as a Managing Director of Hellman & Friedman LLC, an affiliate of Hellman & Friedman Investors V (Cayman), Ltd., is a shareholder of Hellman & Friedman Investors V (Cayman), Ltd. and is a member of the Investment Committee. The address of Hellman & Friedman Capital Partners V (Cayman), Ltd. is c/o Walkers SPV Limited, Walker House, 87 Mary Street, Georgetown, Grand Cayman KY1-9005, Cayman Islands.
(6)	KKR VNU Equity Investors, L.P. beneficially owns 13,655 Ordinary Shares and 4,455,265 YFCPECs and is controlled by its general partner, KKR VNU GP Limited. KKR VNU GP Limited is wholly-owned by KKR VNU (Millennium) Limited (“KKR VNU Limited”). KKR VNU (Millennium) L.P. beneficially owns 69,946 Ordinary Shares and 22,400,186 YFCPECs and is controlled by its general partner, KKR VNU Limited. Voting and investment control over the securities beneficially owned by KKR VNU Limited is exercised by its board of directors consisting of Messrs. Alexander Navab, Simon E. Brown and William J. Janetschek, who may be deemed to share beneficial ownership of any shares beneficially owned by KKR VNU Limited but disclaim such beneficial ownership. KKR Millennium Fund (Overseas), Limited Partnership (“Millennium Fund”) beneficially owns 84 Ordinary Shares, and is controlled by its general partner, KKR Associates Millennium (Overseas), Limited Partnership, which is controlled by its general partner, KKR Millennium Limited. KKR Associates Millennium (Overseas), Limited Partnership also holds a majority of the equity interests of KKR VNU Limited.

Each of KKR SP Limited (“KKR SP”) (as the voting partner of KKR Associates Millennium (Overseas), Limited Partnership); KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the sole shareholder of KKR Millennium Limited); KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, KKR VNU (Millennium) L.P. and KKR VNU Equity Investors, L.P., KKR SP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

As the designated members of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, KKR VNU (Millennium) L.P. and KKR VNU Equity Investors, L.P. but disclaim beneficial ownership of such securities. The principal business address of each of the entities and persons identified in this footnote except Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York, 10019. The principal business office for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(7)

The Luxco shares shown as owned by Thomas H. Lee Partners are owned of record by (i) Thomas H. Lee (Alternative) Fund VI, L.P. (“Alternative Fund VI”), Thomas H. Lee (Alternative) Parallel Fund VI, L.P. (“Alternative Parallel VI”) and Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. (“Alternative DT VI”); (ii) THL Equity Fund VI Investors (VNU), L.P., THL Equity Fund VI Investors (VNU) II, L.P., THL Equity Fund VI Investors (VNU) III, L.P. and THL Equity Fund VI Investors (VNU) IV, LLC; (iii) THL (Alternative) Fund V, L.P. (“Alternative Fund V”), Thomas H. Lee (Alternative) Parallel Fund V, L.P. (“Alternative Parallel V”) and Thomas H. Lee (Alternative) Cayman Fund V, L.P. (“Alternative Cayman V”) and (iv) THL Coinvestment Partners, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC and Putnam Investments Employees’ Securities Company III LLC. THL Advisors (Alternative) VI, L.P. (“Advisors VI”) is the general partner of each of (a) Alternative Fund VI, which beneficially owns 24,920 Ordinary Shares and 7,996,953 YFCPECs, (b) Alternative Parallel VI, which beneficially owns 16,870 Ordinary Shares and 5,415,112 YFCPECs; and (c) Alternative DT VI, which beneficially owns 2,950 Ordinary Shares and 945,911 YFCPECs. Advisors VI is also the general partner of each of (x) THL Equity Fund VI Investors (VNU), L.P., which beneficially owns 17, 275 Ordinary Shares and 5,543,158 YFCPECs, (y) THL Equity Fund VI Investors (VNU) II, L.P. which beneficially owns 180 Ordinary Shares and 57,904 YFCPECs and (z) THL Equity Fund VI Investors (VNU) III, L.P., which beneficially owns 265 Ordinary Shares and 85,133 YFCPECs. Advisors VI is the managing member of THL Equity Fund VI Investors (VNU) IV, LLC, which beneficially owns 930 Ordinary Shares and 298,732 YFCPECs. Thomas H. Lee Advisors (Alternative) VI, Ltd. (“Advisors VI Ltd.”) is the general partner of Advisors VI and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs of Luxco held by each of these entities. The address of each of these entities is c/o Walkers, Walker House, Mary Street, GeorgeTown, Grand Cayman, Cayman Islands, other than THL Equity Fund VI Investors (VNU) IV, LLC whose address is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110. THL Advisors (Alternative) V, L.P. (“Advisors V”) is the general partner of each of (a) Alternative Fund V, which beneficially owns 15,225 Ordinary Shares and 4,885,230 YFCPECs; (b) Alternative Parallel V, which beneficially owns 3,950 Ordinary Shares and 1,267,521 YFCPECs and (c) Alternative Cayman V, which beneficially owns 210 Ordinary Shares and 67,312 YFCPECs. Thomas H. Lee Advisors (Alternative) V Limited LDC (“LDC”) is the general partner of Advisors V and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by each of these entities. The address of each of these entities is c/o Walkers, Walker House, Mary Street, GeorgeTown, Grand Cayman, Cayman Islands. Advisors VI Ltd. and LDC each have in excess of 15 shareholders or members, respectively, with no such shareholder or member controlling more than 8% of the vote. The controlling shareholders or members (the “Managing Directors”) are Anthony J. DiNovi, Scott A. Schoen, Scott M. Sperling, Seth W. Lawry, Thomas M. Hagerty, Kent R. Weldon, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, Soren L. Oberg and George Taylor, each of whom disclaims beneficial ownership of the Ordinary Shares and YFCPECs. The address of each of the Managing Directors is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110. THL Coinvestment Partners, L.P. beneficially owns 45 Ordinary Shares and 14,671

YFCPECs. Thomas H. Lee Investors Limited Partnership beneficially owns 295 Ordinary Shares and 94,680 YFCPECs. Each of THL Coinvestment Partners, L.P. and Thomas H. Lee Investors Limited Partnership are indirectly controlled by the Managing Directors, each of whom disclaims beneficial ownership of the Ordinary Shares and YFCPECs. The address of each of THL Coinvestment Partners, L.P. and Thomas H. Lee Investors Limited Partnership is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110. Putnam Investments Holdings, LLC beneficially owns 250 Ordinary Shares and 79,486 YFCPECs; Putnam Investments Employees’ Securities Company I LLC beneficially owns 105 Ordinary Shares and 33,204 YFCPECs; Putnam Investments Employees’ Securities Company II LLC beneficially owns 90 Ordinary Shares and 29,646 YFCPECs and Putnam Investments Employees’ Securities Company III LLC beneficially owns 125 Ordinary Shares and 40,799 YFCPECs. Each of these entities is contractually obligated to coinvest alongside either Thomas H. Lee (Alternative) Fund VI, L.P. or Thomas H. Lee (Alternative) Fund V, L.P. Therefore, Advisors VI and LDC may be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by these entities. The address for each of these entities is One Post Office Square, Boston, Massachusetts 02109.

(8)	Mr. Llamas’s employment with the Company terminated effective February 28, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, persons who own more than 10% of a registered class of our equity securities and certain entities associated with the foregoing (the “Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Reporting Persons are required by SEC rules to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC.

Due to the timing of our IPO in January 2011, none of the Reporting Persons was subject to Section 16(a) in the year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described in this section have been filed with the SEC, and the following descriptions are qualified by reference thereto.

Shareholders’ Agreement

Nielsen was purchased on May 24, 2006 (the “Acquisition”) by a consortium of private equity firms (AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners), who we collectively refer to as the “Original Sponsors.” Subsequently Centerview Partners invested in the Company. In connection with the Acquisition and related financing transactions, investment funds associated with or designated by the Original Sponsors acquired, indirectly, shares of Nielsen. On December 21, 2006, investment funds associated with or designated by the Original Sponsors and Nielsen, Luxco and Valcon Acquisition B.V. (“Valcon”), a wholly owned subsidiary of the Company, entered into a shareholders’ agreement. The shareholders’ agreement contains agreements among the parties with respect to, among other matters, the election of the members of our board, restrictions on the issuance or transfer of securities (including tag-along rights, drag-along rights and public offering rights) and other special corporate governance provisions (including the right to approve various corporate actions and control committee composition). The shareholders’ agreement also provides for customary registration rights.

The shareholders’ agreement was amended and restated in connection with our IPO in January 2011. The amended and restated shareholders’ provides our Sponsors with the contractual right to nominate for appointment one or more designees to our board of directors based on their percentage of stock ownership. Initially, the Sponsors have the right to nominate for appointment the following number of directors: one director from AlpInvest Partners, two from The Blackstone Group, two from The Carlyle Group, one from Hellman & Friedman, two from Kohlberg Kravis Roberts & Co., two from Thomas H. Lee Partners and one from Centerview, who must be James M. Kilts. In the event that the Sponsors collectively hold 50% or less, but greater than or equal to 25%, of the then outstanding shares of our common stock directly or indirectly through Luxco, the Sponsors will have the right to nominate for appointment the following number of directors: one director each from The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners and one from Centerview, who must be James M. Kilts, plus five additional directors who must be independent directors within the meaning of the corporate governance rules of the NYSE, which will be selected by AlpInvest Partners and one each by the four Sponsors owning the largest percentage of our common stock. In the event that the Sponsors collectively hold less than 25% of the then outstanding shares of our common stock directly or indirectly through Luxco, each Sponsor that owns at least 3% of the then outstanding shares of our common stock directly or indirectly through Luxco will have the right to nominate one director and each Sponsor that owns less than 3% will no longer have the right to nominate any directors.

Please see “The Board of Directors and Certain Governance Matters” for further information regarding the appointment, suspension and dismissal of directors.

Investment Agreement

On November 6, 2006, Centerview Partners, the investment funds associated with or designated by the Original Sponsors, Luxco and Valcon entered into an investment agreement. The investment agreement contains agreements among the parties with respect to, among other matters, the purchase by Centerview Partners of approximately $50 million of new or existing securities issued by Luxco, the exercise of voting rights associated with the securities, the election of Mr. Kilts to the supervisory board of TNC B.V. and the boards of Nielsen Finance Co. and Nielsen Finance LLC, restrictions on the transfer of securities and rights in connection with the sale or issuance of securities (including tag-along rights, drag-along rights and public offering rights). Since the investment by Centerview Partners, it has transferred all of the securities of Luxco that it purchased under the investment agreement to Centerview VNU LLC, which in turn has transferred a portion of the securities to Centerview Capital, L.P. and Centerview Employees, L.P. Centerview VNU LLC, Centerview Capital, L.P. and Centerview Employees, L.P. are investment funds associated with Centerview Partners.

In January 2011, the investment agreement was terminated as Centerview Partners became a party to the amended and restated shareholders’ agreement.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with each of the Sponsors and Luxco. Pursuant to this registration rights agreement, the Sponsors collectively have the right to an unlimited number of demand registrations, which may be exercised by Luxco at any time and from time to time after the expiration of lock-up agreements. Pursuant to such demand registration rights, we are required to register the shares of common stock beneficially owned by them directly or through Luxco with the Securities and Exchange Commission for sale by them to the public, provided that any demand that will result in the imposition of a lock-up on us and the Sponsors may not be made unless the shares requested to be sold by the demanding shareholders in such offering have an aggregate market value of at least $100 million. In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf or on behalf of the Sponsors or other shareholders with registration rights, the Sponsors have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we are required to pay the registration expenses.

Advisory Agreements

TNC (US) Holdings, Inc. was party to an advisory agreement with Valcon pursuant to which affiliates of the Sponsors provided management services on behalf of Valcon, including to support and assist management with respect to analyzing and negotiating acquisitions and divestitures, preparing financial projections, analyzing and negotiating financing alternatives, monitoring compliance with financing agreements and searching and hiring executives. Pursuant to such agreement, Valcon received a quarterly management fee equal to (i) $1.625 million per fiscal quarter for our fiscal year 2006 and (ii) for each fiscal year after 2006, an amount per fiscal quarter equal to 105% of the quarterly fee for the immediately preceding fiscal year, and reimbursement for reasonable travel and other out-of-pocket expenses incurred by Valcon or its designees and the affiliates of the Sponsors in connection with the provision of services under the advisory agreement. The advisory agreement also provided that Valcon could be entitled to receive fees in connection with certain financing, acquisition, disposition and change in control transactions based on terms and conditions customary for transactions of similar size and scope. The advisory agreement included exculpation and indemnification provisions in favor of Valcon and the affiliates of the Sponsors. The advisory services referred to in the advisory agreement were provided by affiliates of the Sponsors and accordingly the fees received by Valcon that were described above were paid to such affiliates of the Sponsors under the terms of a similar advisory agreement among the affiliates of the Sponsors and Valcon.

ACN Holdings, Inc. was party to an advisory agreement with Valcon pursuant to which the affiliates of the Sponsors provided management services on behalf of Valcon. Pursuant to such agreement, Valcon received a quarterly management fee equal to (i) $0.875 million per fiscal quarter for our fiscal year 2006 and (ii) for each fiscal year after 2006, an amount per fiscal quarter equal to 105% of the quarterly fee for the immediately preceding fiscal year, and reimbursement for reasonable travel and other out-of-pocket expenses incurred by Valcon and the affiliates of the Sponsors in connection with the provision of services under the advisory agreement. The advisory agreement also provided that Valcon could be entitled to receive fees in connection with certain financing, acquisition, disposition and change in control transactions based on terms and conditions customary for transactions of similar size and scope. The advisory agreement included customary exculpation and indemnification provisions in favor of Valcon and the affiliates of the Sponsors. The advisory services referred to in the advisory agreement were provided by the Sponsors and accordingly the fees received by Valcon that were described above were paid to such affiliates of the Sponsors under the terms of a similar advisory agreement among the affiliates of the Sponsors and Valcon.

We recorded $12 million, $12 million and $11 million in selling, general and administrative expenses related to these management fees, sponsor travel and consulting for the years ended December 31, 2010, 2009 and 2008, respectively.

The advisory agreements were terminated upon the completion of our IPO in January 2011. The advisory agreements provided that upon the consummation of a change in control transaction or an initial public offering in excess of $200 million, each of the Sponsors would receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would be payable to the Sponsors during the remainder of the term of the agreements (assuming an eight-year term of the agreements), calculated using the treasury rate having a final maturity date that is closest to the eighth anniversary of the date of the agreements. Accordingly, upon the completion of the IPO, we paid a fee of approximately $104 million to the Sponsors in connection with the termination of such advisory agreements in accordance with their terms.

Sponsor-Held Debt

A portion of the borrowings under our senior secured credit facility as well as certain of our senior debenture loans have been purchased by certain of the Sponsors in market transactions not involving the Company. Based on information made available to the Company, amounts held by the Sponsors and their affiliates were $599 million, $554 million and $445 million as of December 31, 2010, 2009 and 2008, respectively. Interest expense associated with amounts held by the Sponsors and their affiliates approximated $29 million, $16 million and $22 million during the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, $564 million of the senior secured credit facilities and $35 million of senior debenture loans were held by the Sponsors and their affiliates. Of the $599 million of debt held by the Sponsors and their affiliates, Kohlberg Kravis Roberts & Co. and its affiliates held $258 million, The Blackstone Group and its affiliates held $204 million and The Carlyle Group and its affiliates held $137 million. The Sponsors, their subsidiaries, affiliates and controlling shareholders may, from time to time, depending on market conditions, seek to purchase debt securities issued by Nielsen or its subsidiaries or affiliates in open market or privately negotiated transactions or by other means. We make no undertaking to disclose any such transactions except as may be required by applicable laws and regulations.

Equity Healthcare Arrangement

Effective January 1, 2009, we entered into an employer health program arrangement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans and other related services for cost discounts, quality of service monitoring, data services and clinical consulting and oversight by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms from providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis. Equity Healthcare is an affiliate of The Blackstone Group with whom Messrs. Chae and Reid, members of the Board of Directors of the Company and the Supervisory Board of TNC B.V., are affiliated and in which they may have an indirect pecuniary interest.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month. As of each of December 31, 2010 and 2009, we had approximately 8,000 employees enrolled in our self-insured health benefit plans in the United States. Equity Healthcare may also receive a fee from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds.

Scarborough Research

We and Scarborough Research, a joint venture with Arbitron, entered into various related party transactions in the ordinary course of business. We and our subsidiaries provide various services to Scarborough Research, including data collection, accounting, insurance administration, and the rental of real estate. We pay royalties to Scarborough Research for the right to include Scarborough Research data in our products sold directly to our customers. Additionally, we sell various Scarborough Research products directly to our clients, for which we receive a commission from Scarborough Research. The net cash payments from Scarborough Research to us as a result of these transactions were $7 million, $9 million and $9 million for the years ended December 31, 2010, 2009 and 2008, respectively. Obligations between us and Scarborough Research are net settled in cash on a monthly basis in the ordinary course of business; at each of December 31, 2010, 2009 and 2008, the related amounts outstanding were not significant.

Intercompany Loans and Special Dividend

We declared a special dividend out of our share premium reserves of approximately €6 million ($7 million) in the aggregate, or €0.02 per share, to our existing shareholders prior to the completion of our IPO, a portion of which was in the form of a non-cash settlement of loans that we had previously extended to Luxco, as described below, and the remainder of which utilized existing cash from operations.

We extended loans to Luxco to permit Luxco to pay operational expenses. The full principal amount of and accrued interest on each such loan was payable at maturity, which was generally one year or less from incurrence. In 2008, we provided an aggregate of approximately €1.0 million and $1.5 million. In 2009, we provided an aggregate of approximately €0.4 million. The rate of interest on these loans has ranged from 3.47% to 7.7%. In the first six months of 2010, Luxco repaid approximately €0.2 million and $1.6 million in principal on the loans. On September 30, 2010 and in conjunction with the special dividend declared to all of Nielsen’s then-existing shareholders, the approximately $5 million in outstanding loans from Luxco were settled.

Review, Approval or Ratification of Certain Transactions with Related Persons

We have a written code of conduct, applicable to directors, officers and employees that prohibits any action, investment or other interest that might interfere, or be thought to interfere, with the exercise of their judgment in our best interests. The types of transactions that will be covered by the code include financial and other transactions, arrangements or relationships in which we or any of our subsidiaries are a participant and in which any related person, including directors, officers and employees, have an interest.

Where a related party transaction could result in a conflict of interest, it will be reviewed and approved by our legal and human resources department and, where appropriate and material in nature, our Audit Committee.

Only those related party transactions that are consistent with our best interests will be approved. In making this determination, all available and relevant facts and circumstance will be considered, including the benefits to us, the impact of the transaction on the related party’s independence, the availability of other sources of comparable products or services, the terms of the transaction and the terms available from unrelated third parties.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder wishes to propose a matter for consideration at our 2012 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to the Secretary of the Company, Nielsen Holdings N.V., 40 Danbury Road, Wilton, Connecticut 06987. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2012 Annual Meeting Proxy Statement and form of proxy to be made available in April 2012, a proposal must be received by the Secretary of the Company on or before December 29, 2011.

For a shareholder to request the board to place a matter on the agenda of the general meeting of shareholders, the shareholder who qualify to do so under applicable law must have given timely notice thereof in writing to the Secretary of the Company and such request must be accompanied by reasons. To be timely, a shareholder’s notice complying with the requirements set forth in our Amended and Restated Articles of Association and Advance Notice Policy must be delivered to the Secretary of the Company at 40 Danbury Road, Wilton, Connecticut 06987 at least sixty (60) days prior to the date of the annual meeting. Our Advance Notice Policy has other requirements that must be followed in connection with submitting requests to place matters on the agenda. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholders is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the Proxy Materials by contacting the Secretary of the Company, Nielsen Holdings N.V., 40 Danbury Road, Wilton, Connecticut 06987, (646) 654-5000.

FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC on March 1, 2011. Shareholders may obtain a copy of this report, including financial statements and schedules thereto, without charge, on our Internet website at www.nielsen.com, in the “Investor Relations—Financials” section or by writing to the Secretary of the Company at 40 Danbury Road, Wilton, Connecticut 06987.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

James W. Cuminale

Chief Legal Officer

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.nielsen.com) and click on About Us: Investor Relations: Financials. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Secretary of the Company

40 Danbury Road, Wilton

Connecticut 06987

NIELSEN HOLDINGS N.V.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

40 DANBURY ROAD WILTON, CT 06897	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than the day before the annual meeting date.

If you submit your proxy by Internet or telephone, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33089-P09329	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIELSEN HOLDINGS N.V.
The Board of Directors recommends you vote FOR each of the nominees on Proposal 3, FOR Proposals 1, 2, 4, 5, 6, 7 and 8 and for THREE YEARS on Proposal 9:
		For	Against	Abstain
1.

To authorize the preparation of the Dutch statutory annual accounts and the annual report of the Board of Directors for the year ended December 31, 2010 in the English language and to adopt the Dutch statutory annual accounts for the year ended December 31, 2010;

		☐	☐	☐
2.	To discharge the members of the Board of Directors from liability pursuant to Dutch law in respect of the exercise of their duties during the year ended December 31, 2010;	☐	☐	☐			For	Against	Abstain
3.	To elect the Executive and Non-Executive Directors of the Board of Directors	☐	☐	☐		3m. Robert Reid	☐	☐	☐
Nominee to Executive Director:
	3a. David L. Calhoun	☐	☐	☐		3n. Scott A. Schoen	☐	☐	☐
Nominees to Non-Executive Directors:
	3b. James A. Attwood, Jr.	☐	☐	☐		3m. Javier G. Teruel	☐	☐	☐
	3c. Richard J. Bressler	☐	☐	☐	4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;	☐	☐	☐
	3d. Simon E. Brown	☐	☐	☐	5.	To appoint Ernst & Young Accountants LLP as the Company’s auditor who will audit the Dutch statutory annual accounts for the year ending December 31, 2011;	☐	☐	☐
	3e. Michael S. Chae	☐	☐	☐	6.

To approve the extension of the authority of the Board of Directors to issue shares and/or grant rights to acquire the Company’s shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or grant of the right to acquire shares until May 24, 2016;

							☐	☐	☐
	3f. Patrick Healy	☐	☐	☐
	3g. Karen M. Hoguet	☐	☐	☐	7.

To approve the extension of the authority of the Board of Directors to repurchase up to 10% of the Company’s issued share capital until November to 24, 2012 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share on any securities exchange where the Company’s shares are traded;

							☐	☐	☐
	3h. James M. Kilts	☐	☐	☐
	3i. Iain Leigh	☐	☐	☐	8.

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the rules of the Securities and Exchange Commission;

							☐	☐	☐
	3j. Eliot P.S. Merrill	☐	☐	☐		1 Year	2 Years	3 Years	Abstain
	3k. Alexander Navab	☐	☐	☐	9.

To determine, in a non-binding, advisory vote, whether a shareholder vote to approve the compensation of the Company’s named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission should occur every one, two or three years; and

						☐	☐	☐	☐
	3l. Robert Pozen	☐	☐	☐
					Note:	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

DIRECTIONS: Please visit www.sheraton.nl for directions to the Company’s 2011 Annual Meeting of Shareholders

NIELSEN HOLDINGS N.V. Annual Meeting of Shareholders May 24, 2011 11:00 a.m. (Central European Time) Lunar Room on the Atrium Level Sheraton Hotel at Schiphol Airport Amsterdam, The Netherlands

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com and www.nielsen.com.

You will need the 12-digit control number included on your proxy card in order to access the proxy materials on www.proxyvote.com.

M33090-P09329

NIELSEN HOLDINGS N.V.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) of Nielsen Holdings N.V. hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof, acknowledges receipt of the Proxy Statement, dated April 12, 2011, and appoint(s) David L. Calhoun, Brian J. West, James W. Cuminale and Harris Black, and each of them, as the undersigned’s true and lawful proxies, each with the power to appoint his substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of NIELSEN HOLDINGS N.V. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. (Central European Time) on Tuesday, May 24, 2011, at the Sheraton Hotel, Schiphol Airport, located at Schiphol Boulevard 101, 1118 BG Amsterdam, the Netherlands, and at any adjournment or postponement thereof, upon all subjects that may properly come before the annual meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S) ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF PROPOSALS 1 THROUGH 8 AND FOR “THREE YEARS” ON PROPOSAL 9, WHICH PROPOSALS ARE LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE